Exhibit (b)(1)

Execution Copy

CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, NY 10010	CREDIT SUISSE AG Eleven Madison Avenue New York, NY 10010

CONFIDENTIAL

November 1, 2012

RP Crown Parent, LLC

c/o New Mountain Partners III, L.P.

787 7th Avenue, 49th Floor

New York, New York 10019

Attention: Alok Singh, Managing Director

Project Crown

$1,550,000,000 Senior Secured First Lien Credit Facilities

$650,000,000 Senior Secured Second Lien Term Facility

Commitment Letter

Ladies and Gentlemen:

RP Crown Parent, LLC, a Delaware limited liability company (“you” or “Parent” or “Borrower”), has advised Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”) and Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”, the “Commitment Parties”, “we” or “us”) that it intends to acquire (the “Acquisition”) all the equity interests of a company previously identified to us and known to us as “Crown” (the “Company”) and its subsidiaries, pursuant to the Agreement and Plan of Merger to be entered into by and among the Company, Parent and RP Crown Acquisition Sub, LLC, a wholly-owned direct subsidiary of Parent (“Merger Sub”) (together with the schedules and exhibits thereto, the “Acquisition Agreement”) pursuant to which Merger Sub will be merged with and into the Company, with the Company being the surviving entity of such merger, and to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein have the meanings assigned to them in Exhibit A, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Senior First Lien Facilities Term Sheet”), the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Senior Second Lien Facility Term Sheet” and, together with the Senior First Lien Facilities Term Sheet, the “Term Sheets”), Exhibit D, Exhibit E or Exhibit F.

You have further advised us that, in connection therewith, (a) the Borrower will obtain the senior secured first lien credit facilities (the “Senior First Lien Facilities”) described in the Senior First Lien Facilities Term Sheet, in an aggregate principal amount of $1,550,000,000, consisting of a term loan facility in an aggregate principal amount equal to $1,450,000,000 and a revolving credit facility in an aggregate principal amount equal to $100,000,000 and (b) the Borrower will obtain the senior secured second lien term loan facility (the “Senior Second Lien Term Facility”) described in the Senior Second Lien Facility Term Sheet, in an aggregate principal amount of $650,000,000. The Senior First Lien Facilities and the Senior Second Lien Term Facility are collectively referred to herein as the “Senior Facilities”.

1.	Commitments.

In connection with the foregoing, CS (the “Initial Lender”) is pleased to advise you of its commitment to provide 100% of the principal amount of each of the Senior Facilities, upon the terms and subject only to the conditions set forth in this commitment letter (including the Term Sheets and other attachments hereto, this “Commitment Letter”) that are expressly set forth in or expressly referred to in the Limited Conditionality Provision set forth in Section 6 below. The parties hereto agree that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the definitive documentation for the Senior Facilities by the parties hereto in a manner consistent with this Commitment Letter, except to the extent that enforcement thereof may be limited by any applicable bankruptcy, insolvency or similar laws now or hereafter in effect affecting creditors’ rights generally and by general principles of equity, it being acknowledged and agreed that the commitment provided hereunder is subject only to the conditions precedent expressly described in the immediately preceding sentence.

2.	Titles and Roles.

You hereby appoint (a) CS Securities to act, and CS Securities hereby agrees to act (or designate one or more of its affiliates to act), as sole bookrunner (the “Sole Bookrunner”) and sole lead arranger (the “Sole Lead Arranger” and collectively with the Sole Bookrunner, the “Lead Arranger”) for the Senior Facilities, and (b) CS to act, and CS hereby agrees to act (or designate one or more affiliates to act), as sole administrative agent for each of the Senior First Lien Facilities and the Senior Second Lien Term Facility and sole collateral agent for each of the Senior First Lien Facilities and the Senior Second Lien Term Facility. It is further agreed that Credit Suisse shall have “left side” placement and shall appear on the top left of any Information Materials (as defined below) and all other marketing materials or other documentation used in connection with the Senior Facilities. Each of the Sole Bookrunner and Sole Lead Arranger, in its respective capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles and consistent with this Commitment Letter. You agree that no other agents, co-agents or arrangers will be appointed and no other titles will be awarded (other than that expressly contemplated by this Commitment Letter and the Fee Letters referred to below) in connection with the Senior Facilities unless you and we shall so agree; provided that you may, no later than November 15, 2012, appoint up to four additional joint lead arrangers and joint bookrunners for the Senior Facilities that are each reasonably acceptable to us and award such joint lead arrangers and joint bookrunners with economics determined by you in consultation with us (it being understood that, to the extent you appoint any entity or entities as additional joint lead arrangers or joint bookrunners in respect of the Senior Facilities, (i) such appointed entity or entities shall each provide a commitment no later than November 15, 2012 in a form reasonably acceptable to us with respect to the Senior Facilities (which may include an amendment to this Commitment Letter) in the amount equal to or greater than the economics to be awarded to such entity or entities, and the commitments of CS in respect of the Senior Facilities will be reduced by the aggregate amount of the commitments of such appointed entity or entities (or its or their relevant affiliates), upon the execution by such entity or entities (and any relevant affiliate or affiliates) of the applicable commitment documentation, (ii) CS Securities will have primary authority for managing the syndication of the Senior Facilities with “left side” placement in any and all marketing materials or other documentation used in connection with the Senior Facilities and (iii) CS shall be entitled to no less than 40% of the economics with respect to the Senior Facilities).

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3.	Syndication.

The Lead Arranger reserves the right, prior to and/or after the execution of definitive documentation for the Senior Facilities, to syndicate all or a portion of the Initial Lender’s commitments with respect to the Senior Facilities to a group of banks, financial institutions and other institutional lenders identified by us and reasonably acceptable to you (together with the Initial Lender, the “Lenders”) and you agree to provide the Lead Arranger with a period of at least three business days following receipt by the Lead Arranger of a copy of the draft credit agreement for each of the Senior First Lien Facilities and the Senior Second Lien Term Facility and related Intercreditor Agreement in substantially final form for the initial distribution to the Lenders immediately prior to the Closing Date; it being understood and agreed that such credit agreements may be subject to additional changes within the three business day period prior to the Closing Date, as may be agreed upon pursuant to market flex provisions in the Fee Letters or otherwise. Notwithstanding the right of the Lead Arranger to syndicate the Senior Facilities and receive commitments with respect thereto, except as contemplated in Section 2, (i) the Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications and amendments, until the Closing Date has occurred and (ii) the Initial Lender will not be relieved of all or any portion of its commitments hereunder prior to the initial funding under the Senior Facilities. Without limiting your obligations to assist with syndication efforts as set forth below, it is understood that the commitments of the Initial Lender hereunder are not subject to the commencement or the successful completion of the syndication of the Senior Facilities. We intend to commence syndication efforts after the execution of this Commitment Letter upon written notice by CS Securities to you and you agree from the date on which the syndication is commenced until the earlier to occur of (i) the completion of a Successful Syndication (as defined in the Facilities Fee Letter) and (ii) 60 days after the Closing Date to use your commercially reasonable efforts to assist us in completing a syndication that is reasonably satisfactory to you and us (the “Syndication Period”). Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from the existing lending and investment banking relationships of the Borrower, RedPrairie Corporation, a Delaware corporation (“RP OpCo”), the Company and New Mountain Partners III, L.P. (together with its affiliates, other than you and your subsidiaries or its other portfolio companies, the “Sponsor”), (b) your using commercially reasonable efforts to provide, and to cause the Company to provide, direct contact between senior management of you, the Company and the proposed Lenders, (c) your using commercially reasonable efforts to assist, and to cause the Company to assist, in the preparation of a confidential information memorandum for the Senior Facilities and other reasonably customary marketing materials and presentations to be used in connection with the syndication (collectively, the “Information Materials”) including the provision of customary information (other than any such information the disclosure of which would violate a confidentiality agreement or waive attorney-client privilege), (d) your providing or causing to be provided a reasonably detailed business plan or projections of the Borrower and its subsidiaries for the years 2012 through 2019 (the “Projections”) and for the nine quarters beginning with the fourth quarter of 2012 (and the Lead Arranger acknowledges that the projections dated October 28, 2012 previously delivered to it satisfy this clause (d)), (e) your using commercially reasonable efforts to obtain a public corporate credit rating from Standard & Poor’s Ratings Service (“S&P”) and a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”), in each case with respect to the Borrower, and your using

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commercially reasonable efforts to obtain public ratings for each of the Senior Facilities from each of S&P and Moody’s and (f) your using commercially reasonable efforts to host, with the Lead Arranger, a meeting of prospective Lenders at a mutually agreeable time and venue.

You agree, at the reasonable request of the Lead Arranger, to assist in the preparation of a version of the Information Materials to be used in connection with the syndication of the Senior Facilities, consisting exclusively of information and documentation that is either (a) publicly available or (b) not material with respect to the Borrower or its subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws (other than any such information the disclosure of which would violate a confidentiality agreement or waive attorney-client privilege and all such Information Materials being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. Before distribution of any Information Materials, you agree to execute and deliver to the Lead Arranger, (i) a letter in which you authorize distribution of the Information Materials to Lenders’ employees willing to receive Private Lender Information and (ii) a letter in which you authorize distribution of Information Materials containing solely Public Lender Information and represent that such Information Materials do not contain any Private Lender Information, which letter shall in each case include a customary “10b-5” representation. You further agree that each document to be disseminated by the Lead Arranger to any Lender in connection with the Senior Facilities will, at the request of such Lead Arranger, be identified by you as either (A) containing Private Lender Information or (B) containing solely Public Lender Information. You acknowledge that the following documents contain solely Public Lender Information (unless you notify us promptly prior to their intended distribution that any such document contains Private Lender Information): (1) drafts and final definitive documentation with respect to the Senior Facilities, including term sheets; (2) administrative materials prepared by us for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (3) notification of changes in the terms of the Senior Facilities and (4) other materials constituting Public Information (excluding the Projections (as defined below)) intended solely for prospective Lenders after the initial distribution of Information Materials.

CS Securities will manage all aspects of any syndication in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (provided such institutions are reasonably acceptable to you), the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders; provided that CS Securities shall coordinate the allocations of the commitments amongst the Lenders with you. To assist CS Securities in its syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Company promptly to provide) to CS Securities all information with respect to RP Crown Holding, LLC, a Delaware limited liability company and the direct parent of Parent (“RP HoldCo”), the Borrower, the Company and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the “Projections”) for the time periods specified in this Section 3, as CS Securities may reasonably request.

You agree that during the Syndication Period, there shall be no other issues of debt securities or commercial bank or other credit facilities of the Borrower, the Company or their respective subsidiaries being announced, offered, placed or arranged to the extent that we reasonably determine that such other issues would materially impair the orderly primary syndication of the Senior Facilities during the Syndication Period.

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4.	Information.

You hereby represent and warrant that (with respect to Information relating to the Company and its subsidiaries, to your knowledge), (a) all written information concerning the Borrower, the Company and their respective subsidiaries, other than the Projections and information of a general economic, general market or general industry nature (such included information, the “Information”) that has been or will be made available to any Commitment Party by or on behalf of you or any of your representatives is or will be, when furnished and taken as a whole, complete and correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to any Commitment Party by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time the related Projections are made available to any Commitment Party (it being understood and acknowledged that Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and variances from the Projections may be material). You agree that if at any time prior to the later of (i) the Closing Date and (ii) the end of the Syndication Period, any of the representations in the preceding sentence would be incorrect, when taken as a whole, if the Information and Projections were being furnished, and such representations were being made, at such time, then you will use your commercially reasonable efforts to promptly supplement the Information and the Projections so that such representations will be correct, when taken as a whole, under those circumstances. In arranging and syndicating the Senior Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

5.	Fees.

As consideration for the commitments of the Initial Lender hereunder, and for the agreements of the Lead Arranger to perform the services described herein, you agree to pay the fees set forth in this Commitment Letter, in the Facilities Fee Letter (the “Facilities Fee Letter”) and in the Agent Fee Letter, each dated the date hereof and delivered herewith with respect to the Senior Facilities (the “Agent Fee Letter” and, together with the Facilities Fee Letter, the “Fee Letters”), in each case as and when due hereunder and thereunder.

6.	Conditions Precedent.

The commitments of the Initial Lender hereunder, and the agreements of the Lead Arranger to perform the services described herein, are subject solely to the following conditions precedent: (a) since the date of the Acquisition Agreement, there shall not have occurred an effect, state of facts, occurrence, condition, event, development or change that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (as defined below), (b) subject to the Limited Conditionality Provision below, the negotiation, execution and delivery of definitive documentation with respect to the Senior Facilities on the terms set forth in the Term Sheets, and (c)

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subject to the Limited Conditionality Provision set forth below, the satisfaction of the other conditions set forth in the Term Sheets under the headings “Conditions Precedent to Initial Borrowing”, and “Conditions Precedent to All Borrowings” and Exhibit D hereto; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder other than those that are expressly stated to be conditions to the initial funding under the Senior Facilities on the Closing Date (and upon satisfaction of such conditions, the initial funding under the Senior Facilities shall occur).

For purposes of this Commitment Letter, “Company Material Adverse Effect” means, with respect to the Company, an effect, state of facts, occurrence, condition, event, development or change, individually or in the aggregate, that (i) has or would reasonably be expected to have a materially adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries (as defined in the Acquisition Agreement), taken as a whole or (ii) would prevent or materially delay or impair the Company from consummating the Offer (as defined in the Acquisition Agreement), the Merger (as defined in the Acquisition Agreement) or any other transaction contemplated by the Acquisition Agreement; provided, however, that none of the following, and no effect, state of facts, occurrence, condition, event, development or change arising out of, or resulting from, any of the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Company Material Adverse Effect has occurred or may occur: (a) the market price or trading volume of Company Common Stock (as defined in the Acquisition Agreement); (b) conditions in the U.S., foreign or global economy or capital or financial markets generally, including changes in interest or exchange rates; (c) general legal, tax, regulatory, political or business conditions in the countries in which the Company or any of its Subsidiaries (as defined in the Acquisition Agreement) does business; (d) general market, economic or other conditions in the industries in which the Company or any of its Subsidiaries (as defined in the Acquisition Agreement) participates; (e) changes in Law (as defined in the Acquisition Agreement) or GAAP (as defined in the Acquisition Agreement), or the interpretation thereof, after the date of the Acquisition Agreement; (f) the negotiation, execution, announcement, pendency, performance or compliance with the terms of the Acquisition Agreement or the consummation of the transactions contemplated by the Acquisition Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, vendors, licensors, licensees, lenders, investors or employees and including any Legal Proceeding (as defined in the Acquisition Agreement) made, brought or threatened by or on behalf of any Company Stockholder (as defined in the Acquisition Agreement) arising out of or related to the Acquisition Agreement or any of the transactions contemplated thereby; (g) acts of war (whether or not declared), armed hostilities, sabotage or terrorism or any escalation or worsening of any such acts of war (whether or not declared), armed hostilities, sabotage or terrorism threatened or underway as of the date of the Acquisition Agreement; (h) volcanoes, tsunamis, pandemics, earthquakes, hurricanes, floods or other natural disasters; (i) changes, by themselves, in any analyst’s recommendation, any financial strength or credit rating or any other recommendation or rating as to the Company or any of its Subsidiaries (as defined in the Acquisition Agreement) (including, in and of itself, any failure to meet analyst projections) (it being understood that the underlying cause of any such change or failure (if not otherwise falling within one of the other exceptions in this proviso) may be taken into account in determining whether or not there has been a Company Material Adverse Effect); (j) the restatement of the Company’s financial statements as described in the Section entitled “EXPLANATORY NOTE REGARDING RESTATEMENT”, and the other relevant sections, of the Company’s Form 10-K for the fiscal year ended December 31, 2011, including any Legal Proceeding (as defined in the Acquisition Agreement), Order (as defined in the Acquisition Agreement) or investigation arising therefrom or the outcome or settlement thereof; (k) the failure, in and of itself, of the Company to meet any expected or projected financial or operating performance target, as well as any change, in and of itself, by the Company in any expected or projected financial or operating performance target as compared with any target (it being understood that the underlying cause of such failure (if not otherwise falling within one of the other exceptions in this

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proviso) may be taken into account in determining whether or not there has been a Company Material Adverse Effect); (l) any act or omission by Parent or any of its Affiliates (as defined in the Acquisition Agreement); (m) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates; or (n) any action taken by the Company or any Company Subsidiary (as defined in the Acquisition Agreement) at the request or with the consent of Parent or Merger Sub; provided, further, however, that any effect, state of facts, occurrence, condition, event, development or change referred to in clauses (b), (c), (d), (e), (g) or (h) may be taken into account in determining whether or not there has been, or there is reasonably expected to be, a Company Material Adverse Effect to the extent such effect, state of facts, occurrence, condition, event, development or change has a materially disproportionate adverse effect on the Company and its Subsidiaries (as defined in the Acquisition Agreement), taken as a whole, as compared to other companies in the industry in which the Company and its Subsidiaries (as defined in the Acquisition Agreement) operate.

Notwithstanding anything in this Commitment Letter (including each of the exhibits hereto), the Fee Letters or the definitive documentation or any other agreement or undertaking related to the Senior Facilities to the contrary, (a) the only representations the accuracy of which shall be a condition to the availability and initial funding of the Senior Facilities on the Closing Date, shall be (i) such of the representations made by the Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate or to elect not to perform your obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the definitive documentation for the Senior Facilities and all closing deliverables related thereto shall be in a form such that they do not impair the availability and initial funding of the Senior Facilities on the Closing Date if the conditions set forth in this Section 6 are satisfied (it being understood that (A) other than with respect to any UCC Filing Collateral, Stock Certificates or Intellectual Property (each as defined below), to the extent any lien or judgment search is not obtained, Collateral is not or cannot be delivered, or a security interest therein cannot be perfected, on the Closing Date after your use of commercially reasonable efforts to do so or without undue burden or expense, the delivery of such searches, the delivery of, or perfection of a security interest in, such Collateral shall not constitute a condition precedent to the availability and initial funding of the Senior Facilities on the Closing Date, but such lien searches and Collateral shall instead be required to be delivered, or a security interest therein perfected, after the Closing Date pursuant to arrangements and timing to be mutually agreed by the parties hereto acting reasonably (with extensions available in the Agent’s reasonable discretion), (B) with respect to perfection of security interests in UCC Filing Collateral, your sole obligation shall be to deliver, or cause to be delivered, necessary UCC financing statements to the Agent or its legal counsel and to irrevocably authorize and to cause the applicable obligor to irrevocably authorize the Agent to file such UCC financing statements, (C) with respect to perfection of security interests in Stock Certificates, your sole obligation shall be to deliver to the Agent or its legal counsel Stock Certificates together with undated stock powers executed in blank and (D) with respect to perfection of security interests in Intellectual Property, in addition to the actions required by clause (B), your sole obligation shall be to execute and deliver, or cause to be executed and delivered, necessary intellectual property security agreements to the Agent or its legal counsel in proper form for filing with the United States Patent and Trademark Office (the “USPTO”) and the United States Copyright Office (the “USCO”) and to irrevocably authorize, and to cause the applicable obligor to irrevocably authorize, the Agent to file such intellectual property security agreements with the USPTO and USCO; provided that such agreements need only include factual information to the extent such

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information is provided by the Company under the Acquisition Agreement). For purposes hereof, (1) “UCC Filing Collateral” means Collateral consisting of assets required as Collateral pursuant to the Term Sheets for which a security interest can be perfected by filing a Uniform Commercial Code financing statement, (2) “Stock Certificates” means Collateral consisting of certificates representing capital stock or other equity interests required as Collateral pursuant to the Term Sheets, (3) “Intellectual Property” means all patents, patent applications, trademarks, trade names, service marks and copyrights registered with the USPTO or the USCO required as Collateral pursuant to the Term Sheets and (4) “Specified Representations” means the representations and warranties set forth in the Term Sheets (in usual and customary form) relating to incorporation or formation of the Loan Parties; organizational power and authority for the Transactions and to enter into the definitive documentation in respect of the Senior Facilities; due authorization, execution; delivery and enforceability of the definitive documentation in respect of the Senior Facilities; solvency of the Borrower and its subsidiaries on a pro forma consolidated basis (which representation and warranty shall be as set forth in Exhibit E to this Commitment Letter); no conflicts of the definitive documentation in respect of the Senior Facilities with material laws, the charter documents of the Loan Parties or the Acquisition Agreement; compliance with Federal Reserve margin regulations, the Investment Company Act, economic sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the anti-money laundering requirements of the PATRIOT Act (as defined below) and other laws applicable to sanctioned persons; and the creation, perfection and priority of the security interests granted in the proposed collateral (subject to the limitations set forth in the preceding sentence). This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision.”

The “Closing Date” shall mean the date of the initial funding of the Senior Facilities after, subject to the Limited Conditionality Provision, satisfaction or waiver of the conditions expressly set forth in or expressly referred to in the first paragraph of this Section 6 and the only conditions to the initial funding of the Senior Facilities on the Closing Date shall be those set forth in this sentence.

7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each Commitment Party, the Agent and each of their respective officers, directors, employees, agents, advisors, representatives, controlling persons, members and successors and permitted assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Transactions, the Senior Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by RP HoldCo, the Borrower, the Company or any of their respective affiliates or equity holders), and to reimburse each such Indemnified Person promptly upon demand for any reasonable legal fees and expenses of one primary outside counsel for all Indemnified Persons (with exceptions for conflicts of interest), and one local counsel in each relevant jurisdiction, or other out-of-pocket expenses reasonably incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity and expense reimbursement will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent resulting from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its controlled affiliates or controlling persons or any of the officers, directors, employees, partners, successors, agents, advisors or representatives of any

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of the foregoing, (ii) to the extent arising from a material breach of the obligations of such Indemnified Person or any of its controlled affiliates or controlling persons or any of the officers, directors, employees, partners, successors, agents, advisors or representatives of any of the foregoing under this Commitment Letter, the Fee Letters or the definitive documentation for the Senior Facilities (in the case of each of preceding clauses (i) and (ii), (A) as determined by a court of competent jurisdiction in a final and non-appealable judgment and (B) with respect to any controlled affiliate, partner, agent, advisor or representative, only if such person acted pursuant to the expressed direction of such Indemnified Person), (iii) to the extent resulting from any dispute solely among Indemnified Persons other than claims against Credit Suisse in its capacity or in fulfilling its role as an Agent, or Lead Arranger, as applicable, or any similar role under any Senior Facility and other than any claims arising out of any act or omission on the part of you or your affiliates, or (iv) addressed in clause (b) below; (b) if the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including, but not limited to, expenses of each Commitment Party’s due diligence investigation incurred in connection with the execution of this Commitment Letter and related solely to the Senior Facilities and not in any other capacity, consultants’ and other professionals’ fees (if and to the extent such consultants and other professionals are approved by you, such approval not to be unreasonably withheld or delayed and not to be required in connection with any indemnification claim (or expense reimbursement described in the preceding clause (a)) or enforcement action), syndication expenses, travel expenses and fees, and disbursements and other charges of one primary outside counsel to the Commitment Parties, and one local counsel in each relevant jurisdiction), incurred in connection with the Senior Facilities and the preparation and negotiation of this Commitment Letter, the Fee Letters, the definitive documentation for the Senior Facilities and any ancillary documents and security arrangements in connection therewith, and (c) to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all out-of-pocket expenses (including but not limited to consultants’ fees, travel expenses and fees, and disbursements and other charges of one primary outside counsel to the Commitment Parties (with exceptions for conflicts of interest), and one local counsel in each relevant jurisdiction), incurred in connection with the enforcement of this Commitment Letter, the Fee Letters, the definitive documentation for the Senior Facilities and any ancillary documents and security arrangements in connection therewith. You agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries, affiliates, equity holders or creditors arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct damages (as opposed to indirect, special, punitive or consequential damages) determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence, willful misconduct. Notwithstanding any other provision of this Commitment Letter, but without limiting your obligations in clause (a) above in the case of liabilities of Indemnified Persons to third parties (other than the Borrower) and related losses, claims, damages and out-of-pocket expenses, neither you nor your affiliates shall be liable to any Indemnified Person for any indirect, special, punitive or consequential damages in connection with your or your affiliates’ activities related to the Transactions.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that Credit Suisse may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this

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Commitment Letter or our other relationships with you or the Sponsor to the Company, any other companies or competing bidders. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and Credit Suisse is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether Credit Suisse has advised or is advising you on other matters, (b) each of Credit Suisse, on the one hand, and you and the Sponsor, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you or the Sponsor rely on, any fiduciary duty on the part of Credit Suisse, (c) you and the Sponsor are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each of Credit Suisse is engaged in a broad range of transactions that may involve interests that differ from the interests of you and the Sponsor and that Credit Suisse has no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against Credit Suisse for breach of fiduciary duty or alleged breach of fiduciary duty and agree that Credit Suisse shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equity holders, employees or creditors. Additionally, you acknowledge and agree that Credit Suisse is not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby). You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and Credit Suisse shall have no responsibility or liability to you with respect thereto. Any review by Credit Suisse of you, the Sponsor, the Company, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of Credit Suisse and shall not be on behalf of you or any of your affiliates.

You further acknowledge that Credit Suisse is a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse may provide investment banking and other financial services to, and/or acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, the Sponsor, the Company and other companies with which you, the Sponsor or the Company may have commercial or other relationships. With respect to any securities and/or financial instruments so held by Credit Suisse or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter shall not be assignable by you (other than, with prior written notice to us, to the Sponsor (or a related alternative investment vehicle), RedPrairie Holding Inc. or a wholly-owned

Commitment Letter

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direct or indirect domestic subsidiary of the Sponsor (or a related alternative investment vehicle) or a wholly-owned direct or indirect domestic subsidiary of RedPrairie Holding, Inc. or any other entity formed by its equityholders that is formed for the purpose of consummating the Acquisition) without the prior written consent of each Commitment Party (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). Any and all obligations of, and services to be provided by the Commitment Parties hereunder (including, without limitation, the Initial Lender’s commitments) may be performed and any and all rights of the Commitment Parties hereunder may be exercised by or through any of their respective affiliates or branches and, in connection with such performance or exercise, each Commitment Party may exchange (subject to the confidentiality provisions hereof) with such affiliates and branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to such Commitment Party. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each Commitment Party and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission, including, without limitation, by .PDF file, shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Senior Facilities may be transmitted through SyndTrak, Intralinks, the Internet, e-mail or similar electronic transmission systems, and that no Commitment Party shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner except to the extent such damages are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Commitment Party. In consultation with you and the Sponsor, any of the Commitment Parties may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or World Wide Web as it may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of you, the Sponsor, the Company and your and their respective affiliates (or any of them), and the amount, type and closing date of the Senior Facilities, all at such Commitment Party’s expense. We may also use the information described in the preceding sentence from time to time after the Closing Date, and without the requirement to consult with you or the Sponsor, in case studies and other presentations and materials prepared for actual or prospective clients and not intended to be broadly distributed. This Commitment Letter and the Fee Letters supersede all prior understandings, whether written or oral, between us with respect to the Senior Facilities. THIS COMMITMENT LETTER, THE FEE LETTERS AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER AND THE FEE LETTERS (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT (I) THE INTERPRETATION OF THE DEFINITION OF COMPANY MATERIAL ADVERSE EFFECT (AND WHETHER A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED), (II) THE DETERMINATION OF THE ACCURACY OF ANY ACQUISITION

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AGREEMENT REPRESENTATION, AND (III) WHETHER YOU HAVE THE RIGHT TO TERMINATE OR ELECT NOT TO PERFORM YOUR OBLIGATIONS UNDER THE ACQUISITION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW PROVISIONS (EXCEPT TO THE EXTENT THAT MANDATORY PROVISIONS OF FEDERAL LAW APPLY).

In connection with the Borrower electing (which it may or may not do so in its sole and absolute discretion) to remove the Financing Proceeds Condition (as defined in the Acquisition Agreement) as set forth in clause (e) of Annex A to the Acquisition Agreement, the Lead Arranger (and each other joint lead arranger, if any) agrees, upon request by the Borrower, to provide, on or prior to the date upon which the Borrower desires to make such an election, comfort regarding the satisfaction of the conditions precedent set forth in Section 6 hereof to the obligations of the Initial Lender (and each other joint lead arranger, if any, (or any affiliate thereof)) hereunder to fund the entire amount of the Senior Facilities on the Closing Date in substantially the form set forth in Exhibit F attached hereto or to provide a reasonably detailed written explanation as to why such comfort cannot be provided at such time.

10.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court; provided that suit for the recognition or enforcement of any judgment obtained in any such New York State or Federal court may be brought in any other court of competent jurisdiction, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

11.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, ANY FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

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12

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letters nor any of their terms or substance, nor the activities of any Commitment Party pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to the Sponsor and your and the Sponsor’s respective affiliates, partners, officers, directors, employees, attorneys, accountants, advisors, shareholders, and potential and actual co-investors on a confidential and need-to-know basis; (b) as required by applicable law, rule, regulation, legal or administrative process, or in connection with any legal or administrative proceeding (in which case you agree to inform us promptly thereof to the extent not prohibited by law); or (c) as requested by any regulatory or self-regulatory authority or examiner (in which case, except for requests in connection with routine regulatory examinations, you agree to inform us promptly thereof to the extent lawfully permitted to do so); provided that you may disclose this Commitment Letter, the contents hereof and the activities of any Commitment Party pursuant hereto (but not the Fee Letters or the contents thereof) (x) to the Company, the sellers and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis; and provided, further that you may disclose a redacted version of the Fee Letters to show the “flex” provisions thereof to the Company, the sellers and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis and (y) to the rating agencies on a confidential and need-to-know basis.

We will treat as confidential, and shall direct our affiliates, directors, officers, agents, employees, attorneys, accountants and advisors, to keep confidential, all non-public information provided to us by or on behalf of you in the course of the Transactions; provided that nothing herein shall prevent us from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case we agree to inform you promptly thereof to the extent lawfully permitted to do so), (b) upon the request or demand of any regulatory authority having jurisdiction over us (in which case, except for requests in connection with routine regulatory examinations, we agree to inform you promptly thereof to the extent lawfully permitted to do so), (c) to the extent that such information becomes publicly available other than by reason of disclosure by us or our affiliates in violation of this paragraph, (d) to our affiliates and to our and their respective employees, legal counsel, independent auditors and other experts or agents (including affiliates or branches as contemplated by Section 9) who are directly involved in the consideration of the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (e) to actual or potential assignees, participants or derivative investors in the Senior Facilities who agree to be bound by the terms of this paragraph or substantially similar confidentiality provisions, (f) to the extent permitted by Section 9; (g) to Moody’s and S&P and other rating agencies or to market data collectors as determined by us; provided that such information is limited to Exhibit A, Exhibit B, Exhibit C, and Exhibit D and is supplied only on a confidential basis or (g) for purposes of establishing a “due diligence” defense. The provisions and obligations contained in this paragraph shall terminate on the earlier of (x) the two year anniversary of the date of this Commitment Letter or (y) the Closing Date.

Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this

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Commitment Letter and the Fee Letters and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letters, and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letters is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

13.	Surviving Provisions.

Except as otherwise expressly set forth herein, the compensation, reimbursement, indemnification, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letters and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and (other than in the case of the syndication provisions) notwithstanding the termination of this Commitment Letter or the commitments of the Initial Lender hereunder and the agreements of the Lead Arranger to perform the services described herein; provided that your obligations under this Commitment Letter, other than those relating to confidentiality, compensation and (until a Successful Syndication of each facility (as defined in the Fee Letter)) the syndication of the Senior Facilities (which shall remain in full force and effect), shall, to the extent covered by the definitive documentation relating to the Senior Facilities, automatically terminate and be superseded by the applicable provisions contained in such definitive documentation relating to the Senior Facilities upon the occurrence of the Closing Date.

14.	PATRIOT Act Notification.

We hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us may be and each Lender is required to obtain, verify and record information that identifies the Borrower and each guarantor of the Senior Facilities, which information includes the name, address, tax identification number and other information regarding the Borrower and each guarantor of the Senior Facilities that will allow each of us or such Lender to identify the Borrower and each guarantor of the Senior Facilities in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each of us and each Lender. You hereby acknowledge and agree that each of us shall be permitted to share any or all such information with the Lenders.

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letters by returning to us executed counterparts hereof and of the Fee Letters not later than 5:00 p.m., New York City time, on November 1, 2012. The Initial Lender’s offer hereunder, and the agreements of the Lead Arranger to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that Credit Suisse has not received such executed counterparts

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in accordance with the immediately preceding sentence. In the event that the Closing Date does not occur on or before 5:00 p.m., New York City time, on the date that is 180 days after the date hereof (or such earlier date on which the Acquisition Agreement terminates in accordance with its terms or on which you or your duly authorized representatives publicly announces its intention not to proceed with the Acquisition), then this Commitment Letter and the commitments of the Initial Lender hereunder, and the agreements of the Lead Arranger to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless we shall, in our discretion, agree to an extension.

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Andrew Leonard
Name: Andrew Leonard
Title: Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Ari Bruger
Name: Ari Bruger
Title: Vice President

By:	/s/ Kevin Buddhdew
Name: Kevin Buddhdew
Title: Associate

Commitment Letter

Accepted and agreed to as of the date first above written:

RP CROWN PARENT, LLC

By:	/s/ Alok Singh
Name: Alok Singh
Title: President

Commitment Letter

CONFIDENTIAL	EXHIBIT A

Project Crown

$1,550,000,000 Senior Secured First Lien Credit Facilities

$650,000,000 Senior Secured Second Lien Term Facility

Transactions Description1

RP Crown Holding, LLC, a Delaware limited liability company (“RP HoldCo”) intends, through RP Crown Parent, LLC, a Delaware limited liability company (“Parent”) and RP Crown Acquisition Sub, LLC, a Delaware limited liability company (“Merger Sub”), to indirectly acquire the Company pursuant to the Acquisition Agreement to be entered into among Parent, Merger Sub and the Company.

In connection with the Acquisition:

(a) RP Holding LLC, a Delaware limited liability company (“RPLLC”) is currently wholly-owned by the Sponsor, and currently owns the majority of the equity interests in RedPrairie Holding, Inc., a Delaware corporation (“Existing Holdings”). RPLLC shall form RP HoldCo, which in turn shall form Parent as a direct wholly-owned subsidiary of RP HoldCo, and Parent shall in turn form Merger Sub as a direct wholly-owned subsidiary of Parent;

(b) Sponsor, together with its limited partners (and their affiliates), officers and affiliates and management, and certain other co-investors and their affiliates will contribute and/or invest an aggregate amount of not less than $310,000,000 in cash to Existing Holdings as (x) common equity and/or (y) preferred equity having terms reasonably satisfactory to the Lead Arranger;

(c) RPLLC will contribute all of the equity interests in RP HoldCo, Parent and Merger Sub to Existing Holdings;

(d) Existing Holdings will contribute the amount received pursuant to clause (b) above to RP HoldCo, which in turn shall contribute it to Parent, which in turn shall contribute it to Merger Sub as cash common equity (the equity contributions described in the foregoing clause (b) and this clause (d) being referred to herein collectively as the “Equity Contribution”);

(d) Parent will obtain the Senior Facilities described in the Term Sheets;

(e) (i) all of the Company’s existing 8% senior notes due 2014 (the “Existing Notes”) issued pursuant to that certain Indenture dated as of December 10, 2009, by and among the Company, JDA Software, Inc., JDA Worldwide, Inc., Manugistics Group, Inc., Manugistics, Inc., Manugistics Holdings Delaware II, Inc., as initial guarantors of the Existing Notes, and U.S. Bank, National Association, as trustee (the “Trustee”) (as amended, supplemented or otherwise modified, the “Existing Notes Indenture”) shall be satisfied and discharged (subject to notice of redemption), and funds necessary to effectuate such satisfaction and discharge having been irrevocably deposited with the Trustee in accordance with the terms of the Existing Notes Indenture (the “Existing Notes Redemption and Satisfaction”), (ii) the existing credit agreement of the Company outstanding as of the Closing Date (the “Existing Company Debt”) shall be repaid, and (iii) the existing credit agreement of RedPrairie

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit A is attached, including Exhibits B, C, D, E and F thereto.

Transactions Description

Corporation, a Delaware corporation and direct wholly-owned subsidiary of Existing Holdings (“RP OpCo”) outstanding as of the Closing Date (the “Existing RedPrairie Debt”, and together with the Existing Notes and the Existing Company Debt, the “Existing Debt”) shall be repaid;

(f) Merger Sub will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Surviving Company”), either pursuant to (1) a cash tender offer for the shares of the Company, a subsequent issuance of additional shares by the Company to Merger Sub (if necessary) and the subsequent consummation of a “short-form” merger, or (2) if the tender offer is terminated (or not commenced) in accordance with the terms of the Acquisition Agreement, a “long-form merger”;

(g) Immediately after the consummation of the merger of Merger Sub into the Company, Existing Holdings will contribute all of the equity interests in RP OpCo to RP HoldCo, which concurrently will contribute such equity interests to Parent, such that the following shall result: (1) RP OpCo and the Surviving Company shall be sister companies, each being wholly-owned direct subsidiaries of Parent, (2) Parent shall remain and continue as the Borrower under the Senior Facilities, and (3) RP HoldCo shall provide the guarantees and collateral pursuant to the terms and conditions of Senior First Lien Facilities Term Sheet and the Senior Second Lien Facility Term Sheet; and

(h) fees and expenses incurred in connection with the foregoing, inclusive of original issue discount and/or upfront fees (the “Transaction Costs”) will be paid.

The transactions described in this Exhibit A are collectively referred to herein as the “Transactions”.

Senior First Lien Facilities Term Sheet

A-2

CONFIDENTIAL	EXHIBIT B

Project Crown

$1,550,000,000 Senior Secured First Lien Credit Facilities

Summary of Principal Terms and Conditions

Borrower:		RP Crown Parent, LLC.

Transactions:		As described on Exhibit A.

Agent:		Credit Suisse AG, acting through one or more of its branches or affiliates (“CS”), will act as sole administrative agent and collateral agent (collectively, in such capacities, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to you (together with CS, the “Lenders”), and will perform the duties customarily associated with such roles.

Sole Bookrunner and Sole Lead Arranger (except as contemplated in Section 2 of the Commitment Letter):

Credit Suisse Securities (USA) LLC will act as sole bookrunner and sole lead arranger (collectively, in such capacities, the “Arranger”) (except as contemplated in Section 2 of the Commitment Letter), and will perform the duties customarily associated with such roles.

Senior First Lien Facilities:	(A)	A first priority senior secured term loan facility in an aggregate principal amount of $1,450,000,000 (the “Senior First Lien Term Facility”).

	(B)	A first priority senior secured revolving credit facility in an aggregate principal amount of $100,000,000 (the “Senior First Lien Revolving Facility” and, together with the Senior First Lien Term Facility, the “Senior First Lien Facilities”), of which up to an aggregate amount to be agreed upon will be available through a subfacility in the form of letters of credit.

Incremental Facilities:		The Borrower shall be entitled on one or more occasions to incur additional term loans (the “Additional Term Loans”) under the Senior First Lien Term Facility or under a new term loan facility to be included in the Senior First Lien Facilities (each, an “Incremental Term Facility”) and/or increase commitments under the Senior First Lien Revolving Facility (any such increase, an “Incremental Revolving Facility”; the Incremental Term Facilities and the Incremental Revolving Facilities are collectively referred to as the “Incremental Facilities”) in an aggregate principal amount not to exceed the greater of (x) $150,000,000 (less the aggregate amount of additional term loans incurred under the “Incremental Facility” described in the

Senior First Lien Facilities Term Sheet

Senior Second Lien Term Facility Term Sheet) and (y) such other amount (of which not more than an amount to be agreed may be in the form of Incremental Revolving Facilities), so long as on a pro forma basis after giving effect to the incurrence of any such Incremental Facility (and after giving effect to any acquisition consummated concurrently therewith and all other appropriate pro forma adjustment events and calculated as if any Incremental Facility were fully drawn on the effective date thereof), the senior secured first lien leverage ratio is equal to or less than 4.0:1.00 (it being understood and agreed that, in determining such ratio, unrestricted cash of the Borrower and its subsidiaries (other than Equity Cure proceeds) not exceeding $75,000,000 may offset senior secured first lien debt in the event unrestricted cash of the Borrower and its subsidiaries is subject to control agreements pursuant to which the Agent has a perfected, first-priority interest in such cash), and shall have the same guarantees as, and be secured on a pari passu basis by the same collateral securing, the Senior First Lien Facilities; provided that (i) except with respect to the “yield” of any Incremental Revolving Facility which may differ from the Senior First Lien Revolving Facility subject to clause (vi) below, any Incremental Revolving Facility shall be implemented as an increase in respect of the Senior First Lien Revolving Facility, (ii) no default or event of default exists or would exist after giving effect thereto, (iii) the final maturity date of the Additional Term Loans shall be no earlier than the final maturity date of the Senior First Lien Term Facility, (iv) the average life to maturity of the Additional Term Loans shall be no shorter than the remaining average life to maturity of the Senior First Lien Term Facility, (v) all fees and expenses owing in respect of such increase to the Agent and the Lenders shall have been paid in full, (vi) the Incremental Facilities shall be subject to a “most favored nation” pricing provision that ensures that the initial yield on the Incremental Term Facility or the Incremental Revolving Facility, as the case may be (inclusive of any fees (but excluding any bona fide arrangement, underwriting, structuring or similar fees not generally shared with the applicable lenders), OID and “floor” provisions) does not exceed the then-applicable yield on the Senior First Lien Term Facility or the Senior First Lien Revolving Facility, as the case may be (inclusive of any fees (but excluding any bona fide arrangement, underwriting, structuring or similar fees not generally shared with the applicable lenders), OID and “floor” provisions, but exclusive of any trading discount of loans under the Senior First Lien Term Facility or the Senior First Lien Revolving Facility, as the case may be) by more than 50 basis points; provided that the

Senior First Lien Facilities Term Sheet

Borrower may increase the total yield on the Senior First Lien Term Facility or the Senior First Lien Revolving Facility, as the case may be, in order to comply with this clause (vi); provided further that this clause (vi) shall not be applicable to any Incremental Term Facility or any Incremental Revolving Facility that is incurred more than 18 months after the Closing Date, (vii) the Borrower shall have delivered a financial officer certificate to the Agent, certifying that all representations and warranties are true and correct in all material respects as of the date of such proposed Incremental Facility and that no event of default or default shall have occurred or be continuing; (ix) except as otherwise specified in the documentation related to such Incremental Facility, the Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Agent and substantially consistent with those delivered on the Closing Date; and (x) the other terms and documentation in respect thereof, to the extent not consistent with the Senior First Lien Facilities, shall otherwise be reasonably satisfactory to the Agent. The Borrower may seek commitments in respect of Incremental Facilities from one or more of the existing Lenders selected by the Borrower in its sole discretion (each of which shall be entitled to agree or decline to participate in its sole discretion) and/or additional banks, financial institutions and other institutional lenders who will become Lenders in connection therewith.

Refinancing Facilities:	The definitive documentation in respect of the Senior First Lien Facilities will permit the Borrower to refinance (a) loans under the Senior First Lien Term Facility or commitments under the Senior First Lien Revolving Facility from time to time, in whole or in part, with one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as the “Refinancing Facilities”), respectively, under the definitive documentation in respect of the Senior First Lien Facilities, and (b) loans under the Senior First Lien Term Facility with one or more additional series of senior unsecured or senior subordinated notes or loans or senior secured loans or notes that will be secured by the Collateral on a pari passu basis with the Senior First Lien Facilities or junior lien secured notes or loans that will be secured on a junior lien basis to the Senior First Lien Facilities[2] (and such notes or loans, “Refinancing Notes” and, together with the Refinancing Facilities, the “Refinancing Debt”); provided that (i) any Refinancing Debt is incurred by the Borrower and not

[2]	To be pari passu with Second Lien Debt.

Senior First Lien Facilities Term Sheet

guaranteed except by a Guarantor, (ii) any entity that is an Unrestricted Subsidiary (to be defined consistent with the Documentation Principles) shall be an unrestricted subsidiary under the terms of any Refinancing Debt, (iii) any Refinancing Term Facility or Refinancing Notes may not have a final maturity date prior to the final maturity date of, or have a shorter weighted average life to maturity than, loans under the Senior First Lien Term Facility being refinanced, (iv) any Refinancing Revolving Facility does not have a final maturity date prior to the final maturity date of the revolving commitments being refinanced, (v) the other terms and conditions of such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes shall reflect market terms at the time of incurrence or issuance but shall be substantially identical, or no more favorable (taken as a whole), to the lenders providing such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes, as applicable, than those applicable to the Senior First Lien Term Facility or revolving commitments being refinanced ((A) except for, in the case of any Refinancing Debt, (1) pricing, fees, rate floors and prepayment or redemption premiums, which shall reflect market terms and conditions at the time of incurrence or issuance and (2) covenants or provisions that are applicable only to periods after the latest final maturity date of the Senior First Lien Term Facility and revolving credit commitments existing at the time of such refinancing and (B) provided that, in the case of Refinancing Notes, such Refinancing Notes shall not contain any financial maintenance covenants and any negative covenants will be incurrence-based), as certified by the chief financial officer in good faith prior to such incurrence or issuance, (vi) any secured Refinancing Debt (1) shall be subject to an intercreditor agreement and other reasonably customary documentation on terms reasonably acceptable to the Agent, (2) shall not be secured by any assets that do not also constitute Collateral for the Senior First Lien Facilities and (3) may not be secured pursuant to security documentation that is more restrictive to the Borrower than the definitive documentation in respect of the Senior First Lien Facilities, (vii) the proceeds of any Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of the outstanding loans under the Senior First Lien Term Facility or the Senior First Lien Revolving Facility (and to the permanent reduction in commitments of the Revolving Facility) being so refinanced, (viii) the principal amount of the Refinancing Debt does not exceed the principal amount of the Senior First Lien Term Facility or Senior First Lien Revolving Facility being refinanced (together with accrued and unpaid interest thereon, any prepayment premiums applicable thereto and reasonable fees and expenses incurred in connection therewith) and (ix) there shall be no more than a number of revolving facilities to be mutually agreed outstanding at any one time.

Senior First Lien Facilities Term Sheet

Purpose:	(A)	The proceeds of the Senior First Lien Term Facility will be used by the Borrower (directly or indirectly), on or after the Closing Date (a) to pay the consideration in respect of the Acquisition, (b) to pay the consideration and other amounts for the Existing Notes Redemption and Satisfaction, (c) to refinance the Existing Debt and (d) to pay Transaction Costs.

	(B)	The proceeds of loans under the Senior First Lien Revolving Facility will be used by the Borrower (directly or indirectly) on or after the Closing Date to pay (subject to the limitations under “Availability” below) Transaction Costs and from time to time after the Closing Date for general corporate purposes, including acquisitions.

	(C)	Letters of credit will be used solely to support payment obligations incurred in the ordinary course of business by the Borrower and its subsidiaries (and if necessary to backstop or replace any existing letters of credit).

Availability:	(A)	The full amount of the Senior First Lien Term Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Senior First Lien Term Facility that are repaid or prepaid may not be reborrowed.

	(B)	Up to $25,000,000 of loans under the Senior First Lien Revolving Facility may be made on the Closing Date to pay Transaction Costs; provided, that cash on hand in excess of $20,000,000 shall first be used to pay such Transaction Costs. Additional loans under the Senior First Lien Revolving Facility may be made on the Closing Date in an amount not to exceed any additional upfront fees or original issue discount resulting from the “flex” provisions in the Facilities Fee Letter and provided that letters of credit under the Senior First Lien Revolving Facility may be issued on the Closing Date if necessary to backstop any existing letters of credit. Thereafter, loans under the Senior First Lien Revolving Facility will be available at any time prior to the final maturity of the Senior First Lien Revolving Facility, in minimum principal amounts and upon notice to be agreed upon. Amounts repaid under the Senior First Lien Revolving Facility may be reborrowed. The Borrower will be able to make same day borrowings based on the ABR under the Revolving Facility.

Interest Rates and Fees:		As set forth on Annex I hereto.

Senior First Lien Facilities Term Sheet

Default Rate:		Overdue amounts shall bear interest at the applicable interest rate plus 2.0% per annum.

Letters of Credit:		Letters of credit under the Senior First Lien Revolving Facility in an amount to be agreed will be issued by a Lender acceptable to the Borrower and the Agent (the “Issuing Bank”) (including CS as an Issuing Bank of standby letters of credit). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Senior First Lien Revolving Facility; provided, however, that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above).

Drawings under any letter of credit shall be reimbursed by the Borrower on the next business day after drawing. To the extent that the Borrower does not reimburse the Issuing Bank on such business day, the Lenders under the Senior First Lien Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Senior First Lien Revolving Facility commitments.

The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank and such procedures shall be substantially similar to those set forth in the Existing Credit Agreement.

Final Maturity:	(A)	Senior First Lien Term Facility and Amortization:

The Senior First Lien Term Facility will mature on the date that is six years after the Closing Date, and will amortize in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the Senior First Lien Term Facility, commencing at the end of the first full fiscal quarter after the Closing Date, with the balance payable on the maturity date of the Senior First Lien Term Facility.

	(B)	Senior First Lien Revolving Facility

The Senior First Lien Revolving Facility will mature and the commitments thereunder will terminate on the date that is five years after the Closing Date.

Guarantees:		All obligations of the Borrower under the Senior First Lien Facilities and under any interest rate protection or other hedging arrangements (“Hedging Arrangements”) or treasury

Senior First Lien Facilities Term Sheet

management obligations not exceeding a to-be-determined amount ( “Treasury Obligations”), entered into with the Agent, an Arranger, an entity that is a Lender at the time of such transaction, or any affiliate of any of the foregoing will be unconditionally guaranteed (the “Guarantees”) by RP HoldCo and each existing and subsequently acquired or organized wholly-owned subsidiary of the Borrower (the “Subsidiary Guarantors” and, together with RP HoldCo and the Borrower, the “Loan Parties”) on substantially similar terms (including exclusions and exceptions from the guarantee requirements) as the “Guarantees” under the Existing Credit Facility with such changes as may be agreed consistent with the Documentation Principles; provided that in any case the Loan Parties will not include (i) Unrestricted Subsidiaries, (ii) immaterial subsidiaries, (iii) any subsidiary that is prohibited by applicable law, rule or regulation in effect on the date of the definitive documentation from providing a guarantee (or with respect to subsidiaries acquired or formed after the Closing Date, in effect as of the date of such acquisition or formation), (iv) any subsidiary which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee that has not been obtained after commercially reasonable efforts (it being understood that commercially reasonable efforts shall not require Borrower or its Subsidiaries to pay any fees or penalties or otherwise expend any funds) have been made to acquire the same, (v) any subsidiary to the extent a guarantee would reasonably be expected to cause material adverse tax consequences to the Borrower and its subsidiaries (as reasonably determined by the Borrower in consultation with the Agent), (vi) foreign subsidiaries, (vii) direct or indirect domestic subsidiaries of foreign subsidiaries, (viii) wholly-owned domestic subsidiaries substantially all assets of which constitute the equity of foreign subsidiaries, and (ix) not-for-profit subsidiaries.

Security:	The Senior First Lien Facilities, the Guarantees, any Hedging Arrangements and Treasury Obligations will be secured by substantially all the assets of RP HoldCo, the Borrower and each Subsidiary Guarantor, whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of the equity interests held by RP HoldCo, the Borrower or any Subsidiary Guarantor (which pledge shall be subject to the exclusions below and, in the case of any foreign subsidiary, shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such foreign subsidiary held directly by a Loan Party) in each of their respective Subsidiaries and (b)

Senior First Lien Facilities Term Sheet

perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of RP HoldCo, the Borrower and each Subsidiary Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, material owned real property, cash, deposit and securities accounts, commercial tort claims, letter of credit rights, intercompany notes and proceeds of the foregoing, but subject to the exclusions below).

All the above-described pledges, security interests and mortgages shall, notwithstanding the foregoing, be created on substantially similar terms (including exclusions and exceptions from the security requirements) with the collateral documentation under the Existing Credit Agreement, with such changes as are mutually agreed consistent with the Documentation Principles.

Without limiting the foregoing, the definitive documentation for the Senior First Lien Facilities will include customary carve outs to be agreed, including exclusions for particular assets from the Collateral or the requirement to perfect the security interest in certain assets if the Agent reasonably determines that the cost of obtaining or perfecting a security is excessive in relation to the benefit afforded to the Lenders thereby and (a) the Collateral shall not include: (i) any immaterial fee-owned real property and any leasehold interest (it being understood there shall be no requirement to obtain any landlord waivers, estoppels or collateral access letters), (ii) perfection of motor vehicles and other assets subject to certificates of title, (iii) commercial tort claims and letter of credit rights, in each case with a value of less than an amount to be agreed, (iv) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby, (v) pledges and security interests prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority or third party to the extent such prohibition or restriction cannot be removed after the use of commercially reasonable efforts by the Borrower), (vi) any lease, license or other similar agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, licenses or other similar agreement or arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Loan Party) after

Senior First Lien Facilities Term Sheet

giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, (vii) any intent to use intellectual property applications and (viii) any assets to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Agent and (b) no actions in any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect any such security interests.

The liens securing the Senior Second Lien Term Facility and related guarantees (collectively, the “Second Lien Facility Obligations”) will be second in priority to the liens securing the Senior First Lien Facilities, the Guarantees, any Hedging Arrangements, the Treasury Obligations and any permitted refinancings of any of the foregoing, including any Refinancing Debt. The liens securing the Second Lien Facility Obligations will be subject to customary standstill periods to be determined relating to enforcement rights with respect to such liens. Indebtedness in respect of the Senior First Lien Facilities shall be pari passu in right of payment with the indebtedness in respect of the Senior Second Lien Term Facility. The priority of the security interests in the Collateral and related creditors’ rights will be set forth in a customary intercreditor agreement reasonably acceptable to the Borrower and the Agent (the “Intercreditor Agreement”).

Notwithstanding anything to the contrary herein, the requirements of the preceding paragraphs under this heading “Security” shall be subject to the Limited Conditionality Provision.

Unrestricted Subsidiaries:	So long as no event of default under the Senior First Lien Facilities exists or would result therefrom, the Borrower will be permitted to (i) designate any subsequently acquired or organized subsidiary as an “unrestricted subsidiary” (an “Unrestricted Subsidiary”), subject to limitations to be agreed and in any event consistent with the Documentation Principles, and (ii) re-designate any Unrestricted Subsidiary as a restricted subsidiary, subject to limitations to be agreed and in any event consistent with the Documentation Principles. Subject to exceptions to be agreed and in any event consistent with the Documentation Principles, Unrestricted Subsidiaries will not be subject to the affirmative or negative covenants, representations and warranties, or events of default and other provisions of the Senior Loan Documents applicable to the Borrower.

Senior First Lien Facilities Term Sheet

Mandatory Prepayments:	Loans under the Senior First Lien Facilities shall be prepaid with (a) within 120 days after the end of each fiscal year of the Borrower, beginning with the fiscal year ended December 31, 2013, 50% of Excess Cash Flow (to be defined consistent with the Documentation Principles, but in any event with deductions to include (to the extent not financed with certain long term indebtedness) capital expenditures, cash consideration paid in respect of permitted acquisitions, deferred acquisition payments, cash taxes, certain restricted payments and scheduled principal amortization), with reductions to 25% and 0% based upon achievement of Leverage Ratios to be agreed upon; provided, that voluntary prepayments of the loans under the Senior First Lien Term Facility and the Senior First Lien Revolving Facility (to the extent accompanied by a permanent reduction of the corresponding commitment) made during such fiscal year or after year-end and prior to the time such Excess Cash Flow prepayment is due will reduce the amount of Excess Cash Flow prepayments required for such fiscal year on a dollar-for-dollar basis, (b) 100% of the net cash proceeds of all non-ordinary-course asset sales or other non-ordinary-course dispositions of property by the Borrower and its subsidiaries (including proceeds from the sale of equity securities of any restricted subsidiary of the Borrower and insurance and condemnation proceeds, but excluding obsolete or worn-out property and property no longer useful in the business and subject to other exceptions, thresholds and reinvestment provisions to be agreed upon consistent with the Documentation Principles); and (c) 100% of the net cash proceeds of issuances, offerings, incurrences or placements of debt obligations of the Borrower and its restricted subsidiaries (subject to exceptions to be agreed upon consistent with the Documentation Principles) excluding debt permitted to be incurred under the definitive documentation for the Senior First Lien Facilities.

The above-described mandatory prepayments shall be applied in direct order of maturity for the first eight fiscal quarters after such prepayments, and thereafter, pro rata to the remaining amortization payments under the Senior First Lien Term Facility.

Any Lender may elect not to accept its pro rata portion of any mandatory prepayment (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the Borrower.

When there are no longer outstanding loans under the Senior First Lien Term Facility, mandatory prepayments will be applied

Senior First Lien Facilities Term Sheet

first, to prepay outstanding loans under the Senior First Lien Revolving Facility and second, to cash-collateralize outstanding letters of credit, in each case, with no corresponding permanent reduction of commitments under the Senior First Lien Revolving Facility.

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of the commitments under the Senior First Lien Facilities and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be agreed upon, subject to, (x) the payment of any applicable prepayment premium (as set forth under the heading “Prepayment Premium” below) prior to the first anniversary of the Closing Date and (y) reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Senior First Lien Term Facility will be applied as directed by the Borrower.

Prepayment Premium:	1.00% of the aggregate principal amount of the loans under the Senior First Lien Term Facility that are subject to a Repricing Event (as defined below), on or prior to the first anniversary of the Closing Date.

As used herein “Repricing Event” means the repayment, prepayment or refinancing of all or any portion of the loans under the Senior First Lien Term Facility substantially concurrently with the incurrence by the Borrower or any direct or indirect subsidiary or holding entity thereof that is a guarantor of the Senior Facilities of any indebtedness having a lower “effective” yield than the Senior First Lien Term Facility, or any amendment to the Senior First Lien Term Facility that has the effect of reducing the “effective” yield (as reasonably determined by the Agent in consultation with the Borrower, but excluding any bona fide arrangement, underwriting, structuring or similar fees not generally shared with the applicable lenders) then applicable to, the loans under the Senior First Lien Term Facility (including any mandatory assignment in connection therewith with respect to each Lender that refuses to consent to such amendment), in each case other than in connection with a Change of Control.

Representations and Warranties:	Subject to the Limited Conditionality Provision set forth in the Commitment Letter, the representations and warranties will be limited to the following (with exceptions and thresholds

Senior First Lien Facilities Term Sheet

consistent with the Documentation Principles and shall only apply to RP HoldCo, the Borrower and its Restricted Subsidiaries: organization and powers; authorization and enforceability; governmental approvals and no conflicts; financial condition and no material adverse change; properties; litigation and environmental matters; compliance with laws, organizational documents and agreements; Investment Company Act status; taxes; ERISA; disclosure; subsidiaries; insurance; labor matters; solvency (of the Borrower and its Subsidiaries on a consolidated basis); Federal Reserve regulations and use of proceeds; senior indebtedness; security documents; economic sanctions administered by OFAC; and the PATRIOT Act.

Conditions Precedent to Initial Borrowing:

Subject to the Limited Conditionality Provision, the conditions precedent to the initial borrowing under the Senior First Lien Facilities will be limited to the following: delivery of reasonably satisfactory legal opinions, corporate documents, perfection certificates and officers’ and public officials’ certifications, each in customary form (it being understood and agreed that any such certificates shall not contain a certification of the representations and warranties, except for the Acquisition Agreement Representations and the Specified Representations and shall not require a certification with respect to defaults or events of defaults); first-priority perfected security interests in the Collateral (free and clear of all liens, other than exceptions consistent with the Documentation Principles); receipt of reasonably satisfactory lien and judgment searches; execution of the definitive documentation, which shall be in full force and effect; evidence of authority to enter into the definitive documentation; payment of fees and expenses then due and payable pursuant to this Commitment Letter or the Fee Letters; and obtaining of insurance reasonably satisfactory to the Lead Arranger (it being acknowledged that the insurance carried by the Company, RP OpCo and/or the Borrower and described to the Lead Arranger as of the date hereof is reasonably satisfactory).

The initial borrowing under the Senior First Lien Facilities will also be subject to the applicable conditions precedent expressly set forth in the first paragraph of Section 6 of the Commitment Letter and Exhibit D to the Commitment Letter (subject to the Limited Conditionality Provision).

Senior First Lien Facilities Term Sheet

Conditions Precedent to All Borrowings:

Delivery of notice, accuracy of representations and warranties in all material respects (in the case of the availability and initial funding of the Senior First Lien Facilities on the Closing Date, only the Acquisition Agreement Representations and Specified Representations (subject to the Limited Conditionality Provision set forth in the Commitment Letter)); (other than in the case of the availability and initial funding of the Senior First Lien Facilities on the Closing Date) absence of defaults; and (other than in the case of the availability and initial funding of the Senior First Lien Facilities on the Closing Date and only with respect to extensions of credit under the Senior First Lien Revolving Facility) if after giving effect to such borrowing, the Financial Covenant is applicable, compliance with the Financial Covenant as of the most recently completed period of four consecutive fiscal quarters ending prior to the date of such borrowing for which financial statements are required to have been delivered (whether or not the covenant was applicable at end of such period in accordance with its terms).

Affirmative Covenants:	The affirmative covenants will be limited to the following (with exceptions and thresholds, consistent with the Documentation Principles, which shall only apply to RP HoldCo, the Borrower and its Restricted Subsidiaries):

financial statements and other information (it being understood that Section 5.01 will permit delivery of financial statements for the first fiscal quarter following the Closing Date for which quarterly financial statements are required to be delivered (x) 75 days (if such quarterly financial statement is for the first fiscal quarter of 2013) or (y) 90 days (if such quarterly financial statements is for the last fiscal quarter of 2012) following the end of such fiscal quarter);

notices of material events;

information regarding collateral;

existence and conduct of business;

payment of obligations;

maintenance of properties;

insurance; casualty and condemnation;

books and records, inspection and audit rights;

Senior First Lien Facilities Term Sheet

compliance with laws;

use of proceeds and letters of credit;

additional subsidiaries;

further assurances;

commercially reasonable efforts to have the Senior Facilities continuously rated (in each case, without regard to the level of such ratings); and

post-closing obligations (to the extent applicable).

Negative Covenants:	The negative covenants will be limited to the following (with exceptions, baskets and thresholds consistent with the Documentation Principles, which shall only apply to the Borrower and its Restricted Subsidiaries and RP HoldCo (solely as expressly set forth below with respect to business activities, ownership of assets and liabilities):

limitations on debt, including certain disqualified equity securities, to be revised to permit “ratio debt” including:

Permit unsecured Subordinated Indebtedness (as defined in the Existing Credit Agreement) or senior unsecured indebtedness, subject to (v) pro forma compliance with a Leverage Ratio of 6.0: 1.0, (w) there being no default or event of default that is continuing or would result therefrom, (x) no scheduled repayment, amortization, maturity date, mandatory redemption or sinking fund obligation prior to a date to be mutually agreed after the final maturity date of the Senior Facilities (other than customary provisions in respect of asset sales and change in control in the case of notes), (y) conditions similar to those set forth under clauses (i), (ii), (iii) and (vi) under the heading “Refinancing Facilities” in the Term Sheet) and (z) is otherwise on terms reasonably satisfactory to the Agent; and

c. Permit one or more additional series of senior secured first lien notes to be issued in lieu of the Incremental Term Facility that will be secured by the Collateral on a pari passu basis with the Senior Facilities (any of the foregoing notes, collectively, the “Additional Term Notes”) in an aggregate principal amount that does not exceed the greater of (i) $150,000,000 (less the aggregate principal amount of all Incremental Facilities and all Additional Term Notes previously incurred, established or issued under the definitive

Senior First Lien Facilities Term Sheet

documentation) and (ii) such other amount, so long as on a pro forma basis after giving effect to the incurrence of any such Additional Term Notes (and after giving effect to any acquisition consummated concurrently therewith and all other appropriate pro forma adjustment events), the senior secured first lien leverage ratio is equal to or less than 4.0:1.00 (it being understood and agreed that, in determining such ratio, unrestricted cash of the Borrower and its subsidiaries (other than Equity Cure proceeds) not exceeding $75,000,000 may offset senior secured first lien debt in the event unrestricted cash of the Borrower and its subsidiaries is subject to control agreements pursuant to which the Agent has a perfected, first-priority interest in such cash), subject to (w) there being no default or event of default that is continuing or would result therefrom, (x) no scheduled repayment, amortization, maturity date, mandatory redemption or sinking fund obligation prior to a date to be mutually agreed after the final maturity date of the Senior First Lien Facilities (other than customary provisions in respect of asset sales and change in control), (y) conditions similar to those set forth under clauses (i), (ii), (iii), (v) and (vi) under the heading “Refinancing Facilities” in the Term Sheets) and (z) is otherwise on terms reasonably satisfactory to the Agent;

limitations on liens (with a general basket to be agreed and to be revised as otherwise contemplated above regarding Indebtedness);

limitations on fundamental changes (including limitations on changes in business conducted by the Borrower and its subsidiaries and prohibition on RP HoldCo engaging in business activities or incurring liabilities other than its ownership of the equity interests of the borrower, activities and liabilities incidental thereto and other limited activities to be agreed);

limitations on investments, loans, advances, guarantees and acquisitions (with a general basket to be agreed and to be revised to permit additional investments acquired in exchange for or with the proceeds of the issuance of qualified equity interests of the Borrower or any parent entity of the Borrower);

limitations on asset sales;

limitations on sale and leaseback transactions;

limitations on swap transactions;

Senior First Lien Facilities Term Sheet

limitations on dividends on, and redemptions and repurchases of, equity interests and other restricted payments ((i) excluding customary Sponsor advisory arrangements to the extent previously disclosed and reasonably satisfactory to the Agent, (ii) to include management fees, transactions fees and reimbursement of expenses, (iii) to include customary carve outs for payments of taxes and (iv) to be revised (x) to permit amounts in any fiscal year available but unused for permitted equity repurchases to be carried over to the immediately succeeding fiscal year, and (y) as otherwise contemplated below));

limitations on prepayments, redemptions and repurchases of debt subordinated in right of payment and loans under the Senior Second Lien Term Facility (to be revised as otherwise contemplated below);

limitations on transactions with affiliates (excluding customary payment of Sponsor advisory arrangements to the extent previously disclosed to the Agent);

limitations on restrictive agreements;

limitations on amendments of Acquisition Agreement, Sponsor advisory arrangements and debt subordinated in right of payment and the Senior Second Lien Term Facility;

limitations on changes in fiscal periods.

The Borrower or any of its subsidiaries will be permitted to make acquisitions (each, a “Permitted Acquisition”) so long as (a) before and after giving effect thereto, no event of default has occurred and is continuing, (b) the Borrower would be in compliance (on a pro forma basis after giving effect to such acquisition and any other acquisition, disposition, debt incurrence, debt retirement and customary pro forma adjustments, including pro forma cost savings, synergies, and add backs, to be agreed) with the Financial Covenant (whether or not such covenant is applicable at such time in accordance with its terms) recomputed as of the last day of the most recently completed period of four consecutive fiscal quarters of the Borrower for which financial statements are available, (c) such acquisition was not preceded by a hostile tender offer for such equity interests by, or proxy contest initiated by, the Borrower or any of its subsidiaries (unless opposition has been withdrawn), (d) the assets or business being acquired shall be in a line of business reasonably similar, ancillary or incidental to the

Senior First Lien Facilities Term Sheet

business of the Borrower and its subsidiaries, (e) such acquisition and all transactions related thereto are in all material respects consummated in accordance with applicable laws, (f) if the total consideration paid in connection with such acquisition exceeds an amount to be agreed, the Borrower shall have previously delivered to the Agent a certificate of a financial officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof and (g) subject to the limitations set forth in “Guarantees” and “Security” above, the acquired company and its subsidiaries will become Guarantors and pledge their Collateral to the Agent. Acquisitions of entities that do not become Guarantors and made with the proceeds of any consideration provided by the Borrower or a Guarantor will be limited to an amount to be agreed.

The negative covenants will include an available basket amount (the “Available Amount Basket”) that will be built by retained Excess Cash Flow not required to be used to prepay the Senior Facilities and proceeds of equity issuances (other than Equity Cure proceeds) that may be used, subject to the absence of any continuing default or event of default and the achievement of a pro forma ratio of total debt to Consolidated EBITDA (to be defined consistent with Documentation Principles) to be agreed, for permitted acquisitions or investments, prepayment or redemptions of debt subordinated in right of payment or loans under the Senior Second Lien Term Facility or restricted payments (as set forth below).

The negative covenants will also include the ability to make dividends, distributions or other restricted payments or equivalents thereof (or prepayments of debt subordinated in right of payment and the Second Lien Term Facility) in the following cases: (w) at any time up to $25,000,000, (x) at any time that the senior secured first lien leverage ratio is equal to or less than the senior secured first lien leverage ratio on the Closing Date minus 1:00:1.00, up to the Available Amount Basket, (y) with proceeds of equity contributions (other than Equity Cure proceeds), or (z) to allow, up to an amount to be agreed, Existing Holdings or any direct or indirect parent thereof (each, a “Parent Entity”) or any Loan Party to purchase Existing Holdings’ or such other Parent Entity’s stock, warrants or options (or similar rights from present or former consultants, directors, officers or employees of any Parent Entity, Existing Holdings or any subsidiary upon the death, disability or termination of employment of such consultant, director, or officer or employee, in each case subject to there being no default or event of default that is continuing or would result therefrom.

Senior First Lien Facilities Term Sheet

Financial Covenant:	Financial covenant (with financial definitions and measurement periods to be agreed upon consistent with the Documentation Principles) will be limited to a maximum ratio of Total Debt (net of unrestricted cash of the Borrower and its subsidiaries (other than Equity Cure proceeds) not exceeding $75,000,000) to Consolidated EBITDA (the “Leverage Ratio” or the “Financial Covenant”) for the benefit solely of the Lenders under the Senior First Lien Revolving Facility and shall be applicable only if loans (other than any loans made on the Closing Date to pay Transaction Costs) were outstanding under the Senior First Lien Revolving Facility in excess of 25% of the commitments under the Senior First Lien Revolving Facility as of the most recently ended fiscal quarter.

The Financial Covenant will be set at levels providing a static 30% cushion in Consolidated EBITDA below the Consolidated EBITDA levels set forth in the business model dated October 28, 2012 (the “Business Model”) (together with any updates or modifications thereto reasonably agreed between the Sponsor and the Arranger).

Consolidated EBITDA – definition to include an add-back for all restructuring charges incurred in connection with integration of the businesses of the Borrower and the Company (including charges related to implementation of cost-savings initiatives) (i) based upon the Business Model, (ii) during the period until and including the date that is 24 months from the date of the Acquisition and (iii) in an aggregate amount not to exceed $70,000,000.

Pro Forma Basis – definition to be revised to be used for purposes of computing the Financial Covenant at all relevant times (including the quarterly testing of such Financial Covenant and any incurrence tests) as a result of the occurrence of certain events (including the Transactions):

a. To give pro forma effect to the amount of cost savings, (net of the amounts of the actual cost saving benefits realized during the applicable period), operating expense reductions and synergies projected by the Borrower in good faith in the Business Model, whether realized or expected to be realized, during the relevant period in connection with the Acquisition until and including the date that is 30 months from the date of the Acquisition in an aggregate amount not to exceed

Senior First Lien Facilities Term Sheet

$90,000,000 for the applicable 12 month period, subject to certifications by a financial officer of the Borrower that such amounts have been realized and/or are reasonably expected in good faith to be realized; and

b. To include restructurings, cost savings initiatives and similar initiatives consummated after the Closing Date (other than in connection with the Acquisition) as events as to which pro forma effect will be given, in an aggregate amount not to exceed 15% of consolidated EBTIDA for the applicable period, subject to certifications by a financial officer of the Borrower that such amounts have been realized and/or are reasonably expected in good faith to be realized.

The definitive documentation shall set forth agreed upon amounts for Consolidated EBITDA for any quarter ended prior to the Closing Date to the extent such quarter is required to determine compliance with the Financial Covenant or other leverage ratio.

Consolidated EBITDA – definition to include an add-back for the amount of operating losses incurred and to be incurred by Planora and Vortex (companies that were acquired by RP OpCo in 2012) in 2012 and 2013.

Consolidated EBITDA – definition to include an add-back (consistent with amounts disclosed in the Business Model) for costs associated with the recent restatement of financial statements of the Company.

Equity Cure:	If the Borrower fails to comply with the Financial Covenant, it shall have the right to issue for cash consideration capital stock to, or receive a cash capital contribution from, the Sponsor and/or the management or other then existing investors, at any time after the last day of the applicable fiscal quarter until the tenth business day after required delivery of the compliance certificate for the relevant test period (the “Equity Cure”) in an aggregate amount equal to the amount necessary to cure the default. The Equity Cure may not be used more than five times in the aggregate since the Closing Date, and there must be at least two consecutive fiscal quarters in each four fiscal quarter period in which the Equity Cure has not been exercised.

The proceeds from the Equity Cure shall be (i) added to Consolidated EBITDA for the applicable fiscal quarter (solely for purposes of determining compliance with the Financial Covenant for such fiscal quarter and the subsequent three fiscal

Senior First Lien Facilities Term Sheet

quarters) and (ii) disregarded for the purposes of determining pricing, financial ratio-based conditions or any baskets with respect to the covenants contained in the definitive documentation with respect to the Senior Facilities. Any loans prepaid or repaid with the proceeds from the Equity Cure shall not be deemed to have been prepaid or repaid for purposes of calculating the Leverage Ratio for the applicable test period ending as of the end of the fiscal quarter that required such Equity Cure but any such prepayment or repayment of loans from the proceeds of the Equity Cure shall be given effect for purposes of calculating the Leverage Ratio for subsequent test periods.

Events of Default:	The events of default will be limited to (subject to exceptions, thresholds and grace and cure periods consistent with the Documentation Principles and shall only apply to RP HoldCo, the Borrower and its Restricted Subsidiaries):

nonpayment of principal, interest or other amounts;

violation of covenants;

incorrectness of representations and warranties in any material respect;

cross-default and cross acceleration;

voluntary or involuntary bankruptcy and related matters; material judgments;

ERISA events;

actual or asserted invalidity of Guarantees, the Intercreditor Agreement or security documents;

actual or asserted invalidity of subordinated indebtedness or guarantees thereof to be validly subordinated to the Senior Facilities; and

Change in Control (to be defined consistent with the Documentation Principles, except that clause (f) of Change of Control (acquisition by a Person other than Sponsor or Sponsor Affiliates of Control of Holdings (as defined in the Existing Credit Agreement) will be deleted).

Voting:	Amendments and waivers of the definitive documentation shall be consistent with the Documentation Principles and will require the approval of Lenders holding more than 50% of the aggregate

Senior First Lien Facilities Term Sheet

amount of the loans and commitments under the Senior First Lien Facilities (the “Required Lenders”) (with certain amendments and waivers also requiring class votes), except that (a) the consent of each Lender directly affected thereby shall be required with respect to, among other things, (i) increases in the commitment of such Lender, (ii) reductions or forgiveness of principal, interest, fees or reimbursement obligations payable to such Lender, (iii) extensions of final maturity or scheduled amortization of the loans or commitments of such Lender, and (iv) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral and (b) the terms and provisions (and related definitions) of the Financial Covenant may be amended or waived solely with the approval of the Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior First Lien Revolving Facility. The definitive credit documentation for the Senior Facilities will include provisions for “Replacement Lenders.” The Administrative Agent shall be permitted to make such amendments as may be necessary or appropriate to give effect to the Incremental Facilities, Refinancing Facilities and other similar provisions.

The Existing Credit Agreement (Maturity and Amendments and Waivers) to be revised to allow amendments to the definitive documentation to permit individual Lenders to agree to extend the maturity date of their outstanding loans under the Senior First Lien Facilities, upon the request of the Borrower and without the consent of any other Lender (it being understood that each Lender under the tranche that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche), subject to customary protections for the Issuing Bank and affected non-consenting lenders.

Cost and Yield Protection:	Consistent with Documentation Principles.

Assignments and Participations:	The Lenders will be permitted to assign loans and commitments under the Senior First Lien Facilities with the consent of the Borrower and in the case of the Senior First Lien Revolving Facility, with the consent of the Issuing Bank, in each case not to be unreasonably withheld or delayed; provided that such consent of the Borrower (x) shall not be required (i) if such assignment of a funded Senior First Lien Term Loan is made to another Lender or an affiliate or approved fund of any such Lender and, (ii) during the primary syndication (i.e., until the earlier of (x) the later of the Closing Date and Successful Syndication and (y)

Senior First Lien Facilities Term Sheet

60 days after the Closing Date) of the loans and commitments under the Senior First Lien Facilities (other than to persons identified by the Agent to (and not objected to by) the Borrower on or prior to the Closing Date), or (iii) after the occurrence and during the continuance of an Event of Default (as defined consistent with the Documentation Principles) and (y) shall be deemed to have been given if the Borrower has not responded within ten (10) business days of a request for such consent. All assignments will also require the consent of the Agent, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $1,000,000 (unless such assignment is of a Lender’s entire interest). Assignments will be by notation and will not be required to be pro rata between the Senior Facilities.

The definitive documentation will permit loans under the Senior First Lien Term Facility to be assigned to the Sponsor (on a non-pro rata basis through open market purchases or through Dutch auctions), subject to the following terms and conditions, that (i) at the time of such assignment certain defaults (to be agreed upon) shall not have occurred and be continuing, (ii) the Sponsor (whether as a direct purchaser or as the ultimate purchaser through a broker or other intermediary) shall ensure that its identity as an affiliate of the Borrower is known to the selling Lender and, solely in the case of Dutch auctions, shall represent in the applicable assignment and acceptance agreement that it does not have material information regarding the loans under the Senior First Lien Facilities or the Borrower, its subsidiaries or its affiliates that has not been disclosed to the assignor (except to the extent such representation cannot be made or the assignor expressly waives its right in such agreement to receive such information), (iii) the Sponsor may not, in the aggregate, purchase loans under the Senior First Lien Term Facility if, after giving effect to such purchase, the Sponsor would own in excess of 25% of the aggregate outstanding term loans under the Senior First Lien Term Facility at such time, (iv) the Sponsor will have no voting rights as a Lender under the definitive documentation for the Senior First Lien Facilities or in any insolvency proceeding or otherwise (except for certain customary exceptions to be agreed), will not have the right to participate in Lender-only meetings, will not have the right to obtain certain Lender-only information, and will not have access to Intralinks, SyndTrak or such other electronic platform used to distribute information to Lenders, (v) for purposes of any amendment, waiver or modification of the bank documentation or any plan of reorganization that in either case does not require the consent of

Senior First Lien Facilities Term Sheet

each Lender or each affected Lender or does not adversely affect the Sponsor in any material respect as compared to other Lenders, the Sponsor will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter, (vi) the Sponsor shall not sell, assign, contribute, transfer or otherwise convey all or a portion of its term loans under the Senior First Lien Term Facility or rights or obligations as a Lender to the Borrower or the subsidiaries, (vii) the Sponsor shall not disclose any information it receives in its capacity as a Lender to the Borrower or any subsidiary and (viii) the Sponsor shall not have any right to make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Agent or any Lender with respect to any duties or obligations or alleged duties or obligations of the Agent or any other such Lender under the loan documents with respect to the Senior First Lien Facilities, except with respect to any claims that the Agent or any other such Lender is treating the Sponsor, in its capacity as a Lender, in a disproportionate manner relative to the other Lenders.

The definitive documentation will also permit the Borrower to make discounted voluntary prepayments of the loans under the Senior First Lien Term Facility on a non-pro rata basis, subject to the following terms and conditions: (i) no default or event of default shall have occurred and be continuing, (ii) the Borrower shall represent that it does not have material information regarding the loans under the Senior First Lien Facilities or itself or its subsidiaries or affiliates that has not been disclosed to the Lenders, (iii) such loans shall be automatically and permanently cancelled immediately upon the acquisition thereof by RP HoldCo, the Borrower or any of its subsidiaries, (iv) the Borrower shall not be permitted to use the proceeds of the Senior First Lien Revolving Facility to make such prepayments; (v) the Borrower shall have liquidity not to be less than an amount to be agreed and (vi) any offer to make such prepayments shall have been made to all Lenders pro rata (with buyback mechanics to be agreed).

The Lenders will be permitted to sell participations in loans and commitments without restriction. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions or forgiveness of principal, interest or fees payable to such participant, (c) extensions of final maturity or scheduled amortization of, the loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral.

Senior First Lien Facilities Term Sheet

Defaulting Lenders:	Usual for facilities and transactions of this type, including reallocation mechanisms and the provision of cash collateral as reasonably determined by the Agent.

Expenses and Indemnification:	The Borrower will indemnify the Arranger, the Agent, the Lenders, the Issuing Bank, their respective officers, directors, employees, agents, advisors, controlling persons, members, affiliates, successors and permitted assigns (each, an “Indemnified Person”) and hold them harmless from and against all costs, reasonable and documented out-of-pocket expenses (but limited, in the case of legal fees and expenses, to reasonable and documented fees, disbursements and other charges of one primary outside counsel (with exceptions for one additional counsel for conflicts of interest to the affected Indemnified Persons collectively) and one local counsel in each relevant jurisdiction), and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower, the Company or any of their respective affiliates or equity holders) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions in connection therewith; provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent (i) determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from its gross negligence, bad faith or willful misconduct or (ii) addressed in clause (a) in the next sentence. In addition, the Borrower shall pay (a) if the Closing Date occurs, all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented fees, disbursements and other charges of one primary outside counsel and one local counsel in each relevant jurisdiction) of the Arranger, the Agent and the Issuing Bank in connection with the syndication of the Senior First Lien Facilities, the preparation and administration of the definitive documentation and amendments, modifications and waivers thereto, and (b) all out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of counsel) of the Arrangers, the Agent the Issuing Bank and the Lenders for reasonable and documented enforcement costs and documentary taxes associated with the Senior First Lien Facilities.

Senior First Lien Facilities Term Sheet

Definitive Documentation:	The definitive documentation in respect of the Senior First Lien Facilities shall be consistent with the Commitment Letter (including this Term Sheet), shall contain only those conditions, mandatory prepayments, representations, warranties, affirmative and negative covenants and events of default expressly set forth in the Commitment Letter (including all Exhibits and Annexes thereto) and the Fee Letters, and shall contain such other terms as the Borrower and the Agent shall reasonably agree and otherwise be substantially consistent (including with respect to exceptions, exclusions, thresholds, materiality, knowledge and other qualifiers, grace and cure periods and baskets) with the terms contained in the documentation governing that certain Amended and Restated Credit Agreement among RP OpCo, Existing Holdings, CS and the other parties thereto, dated as of August 6, 2012 (as amended from time to time, the “Existing Credit Agreement” or “Existing Credit Facility”) with such changes thereto as the Borrower and CS may mutually agree in good faith taking into consideration the relative size, leverage and operational requirements of the combined enterprise of the Borrower, the Company and their subsidiaries in light of the Projections and the business plan set forth in the Business Model (collectively, the “Documentation Principles”), it being understood and agreed that the Borrower and the Agent will negotiate in good faith to finalize such definitive documentation in a timely manner after the acceptance of the Commitment Letter.

Section 1.04 of the Existing Credit Agreement will be revised to provide that any change in GAAP that requires operating leases to be treated similarly to capital leases will not be given effect in the definition of Indebtedness or any related definitions or in the computation of any financial ratio or requirement.

Governing Law and Forum:	New York.

Counsel to Agent and Arranger:	Latham & Watkins LLP

Senior First Lien Facilities Term Sheet

ANNEX I

to Exhibit B

Interest Rates:	The interest rates under the Senior First Lien Facilities will be as follows:

Adjusted LIBOR plus 4.25% or ABR plus 3.25%.

The Borrower may elect interest periods of one, two, three or six months (or nine or twelve months, if available to all applicable Lenders) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual number of days elapsed over a 360-day year (or 365- or 366-day year, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

ABR is the Alternate Base Rate, which is the highest of (i) CS’s Prime Rate, (ii) the Federal Funds Effective Rate plus 1/2 of 1.0% and (iii) one-month Adjusted LIBOR plus 1.0%.

Adjusted LIBOR will at all times include statutory reserves and shall be deemed to be not less than 1.25% per annum.

Letter of Credit Fees:	A per annum fee equal to the spread over Adjusted LIBOR under the Senior First Lien Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Senior First Lien Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Senior First Lien Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the non-defaulting Lenders participating in the Senior First Lien Revolving Facility pro rata in accordance with the amount of each such Lender’s Senior First Lien Revolving Facility commitment. In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to 0.25% per annum of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Senior First Lien Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	0.50% per annum on the undrawn portion of the commitments in respect of the Senior First Lien Revolving Facility, payable quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the actual number of days elapsed over a 360-day year.

Senior First Lien Facilities Term Sheet

Changes in Interest Rate Margins:	The definitive documentation for the Senior First Lien Facilities will contain provisions under which, from and after the date of delivery of the Borrower’s financial statements covering a period of at least six full months after the Closing Date, and so long as no event of default shall have occurred and be continuing, the interest rate margins under the Senior First Lien Revolving Facility will be subject to change in increments to be agreed upon based upon performance goals to be agreed upon

Original Issue Discount/Upfront Fees:

An upfront fee equal to 1.0% of the aggregate commitments under the Senior First Lien Revolving Facility will be payable by the Borrower on the Closing Date for the account of the Lenders participating in the Senior First Lien Revolving Facility. The loans under the Senior First Lien Term Facility will be issued to the Lenders participating in the Senior First Lien Term Facility at a price of 99.0% of their principal amount. Notwithstanding the foregoing, (a) all calculations of interest and fees in respect of the Senior First Lien Facilities will be calculated on the basis of their full stated principal amount and (b) at the option of CS, any original issue discount may instead be effected in the form of an upfront fee payable to the Lenders.

Senior First Lien Facilities Term Sheet

2

EXHIBIT C

Project Crown

$650,000,000 Senior Secured Second Lien Term Facility

Summary of Principal Terms and Conditions3

Borrower:	The Borrower under the Senior First Lien Facilities.

Agent:	Credit Suisse AG, acting through one or more of its branches or affiliates (“CS”), will act as sole administrative agent and collateral agent (collectively, in such capacities, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to you (together with CS, the “Lenders”), and will perform the duties customarily associated with such roles.
Sole Bookrunner and Sole Lead Arranger (except as contemplated in Section 2 of the Commitment Letter):
Credit Suisse Securities (USA) LLC will act as sole bookrunner and sole lead arranger for the Senior Second Lien Term Facility described below (collectively, in such capacities, the “Arranger”) (except as contemplated in Section 2 of the Commitment Letter), and will perform the duties customarily associated with such roles.

Unrestricted Subsidiaries:	Substantially similar to the Senior First Lien Facilities.

Senior Second Lien Facility:	A second lien priority senior secured term loan facility in an aggregate principal amount of up to $650,000,000 (the “Senior Second Lien Term Facility”).

Incremental Facility:	The Borrower shall be entitled on one or more occasions to incur additional term loans (the “Additional Term Loans”) under the Senior Second Lien Term Facility or under a new term loan facility to be included in the Senior Second Lien Term Facility in an aggregate principal amount not to exceed the greater of (x) $150,000,000 (less the aggregate amount of additional commitments under any revolving facility and additional term loans incurred under the “Incremental Facilities” described in the Senior First Lien Facilities Term Sheet) and (y) such other amount, so long as on a pro forma basis after giving effect to the incurrence of any such Incremental Facility (and after giving effect to any acquisition consummated concurrently therewith

[3]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit B thereto (the “Senior First Lien Facilities Term Sheet”).

Senior Second Lien Term Facilities Term Sheet

and all other appropriate pro forma adjustment events and calculated as if any Incremental Facility were fully drawn on the effective date thereof), the ratio (the “Leverage Ratio”) of Total Debt to Consolidated EBITDA is equal to or less than the Leverage Ratio on the Closing Date (it being understood and agreed that, in determining such ratios, unrestricted cash of the Borrower and its subsidiaries (other than Equity Cure proceeds) not exceeding $75,000,000 may offset total indebtedness in the event unrestricted cash of the Borrower and its subsidiaries is subject to control agreements pursuant to which the Agent has a perfected, second-priority interest in such cash), and shall have the same guarantees as, and be secured on a pari passu basis by the same collateral securing, the Senior Second Lien Term Facility; provided that (i) no default or event of default exists or would exist after giving effect thereto, (ii) the final maturity date of the Additional Term Loans shall be no earlier than the final maturity date of the Senior Second Lien Term Facility, (iii) the average life to maturity of the Additional Term Loans shall be no shorter than the remaining average life to maturity of the Senior Second Lien Term Facility, (iv) all fees and expenses owing in respect of such increase to the Agent and the Lenders shall have been paid in full, (v) the Incremental Facility shall be subject to a “most favored nation” pricing provision that ensures that the initial yield on the Incremental Facility (inclusive of any fees (but excluding any bona fide arrangement, underwriting, structuring or similar fees not generally shared with the applicable lenders), OID and “floor” provisions) does not exceed the then-applicable yield on the Senior Second Lien Term Facility (inclusive of any fees (but excluding any bona fide arrangement, underwriting, structuring or similar fees not generally shared with the applicable lenders), OID and “floor” provisions, but exclusive of any trading discount of loans under the Senior Second Lien Term Facility) by more than 50 basis points; provided that the Borrower may increase the total yield on the Senior Second Lien Term Facility in order to comply with this clause (v); provided further that this clause (v) shall not be applicable to any Incremental Facility that is incurred more than 18 months after the Closing Date, (vi) the Borrower shall have delivered a financial officer certificate to the Agent, certifying that all representations and warranties are true and correct in all material respects as of the date of such proposed Incremental Facility and that no event of default or default shall have occurred or be continuing, (viii) except as otherwise specified in the documentation related to such Incremental Facility, the Agent shall have received legal opinions, boar resolutions and other closing certificates reasonably requested by the Agent and

Senior Second Lien Term Facility Term Sheet

substantially consistent with those delivered on the Closing Date and (ix) the other terms and documentation in respect thereof, to the extent not consistent with the Senior Second Lien Term Facility and not materially more restrictive to the Borrower than the Senior Second Lien Term Facility, shall otherwise be reasonably satisfactory to the Agent. The Borrower may seek commitments in respect of Incremental Facilities from one or more existing Lenders in its discretion (each of which shall be entitled to agree or decline to participate in its sole discretion) and/or additional banks, financial institutions and other institutional lenders who will become Lenders in connection therewith.

Refinancing Facilities:	Substantially similar to the Senior First Lien Facilities.

Purpose:	The proceeds of the Senior Second Lien Term Facility will be used by the Borrower (directly or indirectly) on or after the Closing Date (a) to pay the consideration in respect of the Acquisition, (b) to pay the consideration and other amounts for the Existing Notes Redemption and Satisfaction, (c) to refinance the Existing Debt, and (d) to pay Transaction Costs.

Availability:	The full amount of the Senior Second Lien Term Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Senior Second Lien Term Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	Overdue amounts shall bear interest at the applicable interest rate plus 2.0% per annum.

Final Maturity:	The Senior Second Lien Term Facility will mature on the date that is seven years after the Closing Date.

The Senior Second Lien Term Facility will not be subject to interim amortization.

Guarantees:	All obligations of the Borrower under the Senior Second Lien Term Facility will be unconditionally guaranteed (the “Second Lien Guarantees”) by RP HoldCo and each existing and subsequently acquired or organized subsidiary of the Borrower (the “Subsidiary Guarantors”, and, together with RP HoldCo and the Borrower, the “Loan Parties”) to the same extent as the Senior First Lien Facilities.

Senior Second Lien Term Facility Term Sheet

Security:	The Senior Second Lien Term Facility and the Second Lien Guarantees will be secured on a second-priority basis by the same Collateral and to the same extent as under the Senior First Lien Facilities.

The liens securing the Senior Second Lien Facility and Second Lien Guarantees (the “Second Lien Facility Obligations”) will be second in priority to the liens securing the Senior First Lien Facilities, the related guarantees, any Hedging Arrangements, the Treasury Obligations and any permitted refinancings of any of the foregoing (collectively, the “First Lien Facilities Obligations”). The liens securing the Second Lien Facility Obligations will be subject to standstill periods to be determined relating to enforcement rights with respect to such liens. Indebtedness in respect of the Senior Second Lien Term Facility shall be pari passu in right of payment with the indebtedness in respect of the Senior First Lien Facilities. The priority of the security interests in the Collateral and related creditors’ rights will be set forth in the Intercreditor Agreement.

Notwithstanding anything to the contrary contained herein, the requirements of the preceding paragraphs in this heading “Security” shall be, as of the Closing Date, subject to the Limited Conditionality Provision set forth in the Commitment Letter.

Mandatory Prepayments:	Substantially similar to those contained in the Senior First Lien Facilities; provided that no such mandatory prepayments with respect to the Senior Second Lien Term Facility shall be made until all outstanding loans under the Senior First Lien Facilities other than first lien secured debt with liens pari passu with the Senior First Lien Facilities permitted by such Senior First Lien Facilities or any permitted refinancings (including any Refinancing Debt) thereof have been paid in full.

Voluntary Prepayments:	So long as such prepayment is permitted under the Senior First Lien Facilities, voluntary prepayments of borrowings under the Senior Second Lien Term Facility will be permitted at any time, in minimum principal amounts to be agreed upon, subject to (x) the payment of any applicable prepayment premium (as set forth under the heading “Prepayment Premium” below) and (y) reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Prepayment Premium:	In the event all or any portion of the term loans under the Senior Second Lien Term Facility are voluntarily prepaid for any reason

Senior Second Lien Term Facility Term Sheet

(including in connection with mandatory prepayments resulting from debt issuances), such prepayments shall be made at (a) 103% of the principal amount prepaid, plus any accrued but unpaid interest if such prepayment occurs on or prior to the first anniversary of the Closing Date, and (b) 102% of the principal amount prepaid, plus any accrued but unpaid interest if such prepayment occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, (c) and 101% of the principal amount prepaid, plus any accrued but unpaid interest if such prepayment occurs after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date and (d) 100% of the principal amount prepaid plus any accrued but unpaid interest if such prepayment occurs thereafter.

Representations and Warranties:	Substantially similar to those contained in the Senior First Lien Facilities.

Conditions Precedent to Initial Borrowing:

Subject to the Limited Conditionality Provision, substantially similar to those contained in the Senior First Lien Facilities (including with respect to all borrowings thereunder), provided that, other than as required to reflect the Senior Second Lien Term Facility, such conditions precedent shall not be more burdensome to the Borrower than the conditions precedent with respect to the Senior First Lien Facilities.

The borrowing under the Senior Second Lien Term Facility will also be subject to the applicable conditions precedent set forth in Exhibit D to the Commitment Letter.

Affirmative Covenants:	Substantially similar to those contained in the Senior First Lien Facilities.

Negative Covenants:	Substantially similar to those contained in (and/or, to the extent applicable, as contemplated in) the Senior First Lien Facilities (with a 20% cushion, where appropriate, to the threshold levels, financial level test thresholds and basket amounts under the Senior First Lien Facilities).

Financial Covenant:	None.

Events of Default:	Substantially similar to those contained in the Senior First Lien Facilities; provided that the Senior Second Lien Term Facility will cross-default to the Senior First Lien Facilities if and only if a default thereunder is not cured or waived within 60 days.

Senior Second Lien Term Facility Term Sheet

Voting:	Substantially similar to those contained in the Senior First Lien Facilities.

Cost and Yield Protection:	Substantially similar to those contained in the Senior First Lien Facilities.

Assignments and Participations:	Substantially similar to those contained in the Senior First Lien Facilities.

Defaulting Lenders:	Substantially similar to those contained in the Senior First Lien Facilities.

Expenses and Indemnification:	Substantially similar to those contained in the Senior First Lien Facilities.

Definitive Documentation:	Substantially similar to those contained in the Senior First Lien Facilities.

Governing Law and Forum:	New York.

Counsel to Agent and Arranger:	Latham & Watkins, LLP.

Senior Second Lien Term Facility Term Sheet

ANNEX I

to Exhibit C

Interest Rates:	The interest rates under the Senior Second Lien Term Facility will be as follows:

At the option of the Borrower, Adjusted LIBOR plus 8.50% or ABR plus 7.50%.

The Borrower may elect interest periods of one, two, three or six months (or nine or twelve months, if available to all applicable Lenders) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual number of days elapsed over a 360-day year (or 365- or 366-day year, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

ABR is the Alternate Base Rate, which is the highest of (i) CS’s Prime Rate, (ii) the Federal Funds Effective Rate plus 1/2 of 1.0% and (iii) one-month Adjusted LIBOR plus 1.0%.

Adjusted LIBOR will at all times include statutory reserves and shall be deemed to be not less than 1.25% per annum.

Original Issue Discount/Upfront
Fees:	The loans under the Senior Second Lien Term Facility will be issued to the Lenders participating in the Senior Second Lien Term Facility at a price of 98.5% of their principal amount. Notwithstanding the foregoing, (a) all calculations of interest and fees in respect of the Senior Second Lien Term Facility will be calculated on the basis of their full stated principal amount and (b) at the option of CS, any original issue discount may instead be effected in the form of an upfront fee payable to the Lenders.

Senior Second Lien Term Facilities Term Sheet

EXHIBIT D

Project Crown

$1,550,000,000 Senior Secured First Lien Credit Facilities

$650,000,000 Senior Secured Second Lien Term Facility

Summary of Additional Conditions Precedent4

The initial borrowing under each of the Senior Facilities shall be subject to the following additional conditions precedent:

1. The Acquisition (including any first step equity tender offer) and the other Transactions shall be consummated substantially concurrently with the closing under the Senior Facilities in accordance with applicable law in all material respects and on the terms described in the Term Sheets and in the Acquisition Agreement (without any amendment, modification, supplement or waiver thereof or any consent thereunder, which is materially adverse to the Lenders or the Arranger without the prior written consent of the Lead Arranger; it being understood and agreed that decreases, in the aggregate, in the Acquisition Consideration of 10% or less may be effectuated without the prior written consent of the Lead Arranger; it being further understood and agreed that (x) 65% of any reduction in the Acquisition Consideration for the Acquisition shall be applied to reduce the amount of commitments in respect of the Senior First Lien Credit Facilities and/or the Senior Second Lien Term Facility, as determined by CS and (y) 35% of any reduction in the Acquisition Consideration for the Acquisition shall be applied to reduce the amount of the Equity Contribution). The Acquisition Agreement (including all schedules and exhibits thereto) and all other related documentation shall be in form and substance reasonably satisfactory to the Lead Arranger (it being acknowledged that the Lead Arranger is satisfied with the Acquisition Agreement (including all schedules and exhibits thereto and all other related documentation) sent to counsel to CS at 12:20 PM Eastern time on November 1, 2012). The Equity Contribution shall have been made substantially concurrently with the closing under the Senior Facilities, in at least the amount specified in Exhibit A (and if in the form of preferred equity, on terms reasonably acceptable to the Lead Arranger); provided that the Equity Contribution amount may be reduced as a result of the application of the terms of this first sentence of this Paragraph 1.

2. Substantially concurrently with the closing of the Senior Facilities, the Existing Notes Redemption and Satisfaction shall have closed and all amounts due or outstanding in respect of the Existing Debt shall have been (or substantially concurrently with the closing under the Senior Facilities shall be) paid in full, all commitments (if any) in respect thereof terminated and all guarantees (if any) thereof and security (if any) therefor discharged and released; provided that existing letters of credit may remain outstanding and such existing letters of credit may be subject to security arrangements reasonably satisfactory to the Agent; and provided further that certain lien filings in the USPTO and USCO may be not be released to the extent that the definitive documentation required filing of appropriate release filings within 90 days of closing. After giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Senior Facilities, (b) any preferred equity as part of the Equity Contribution, (c) indebtedness permitted (x) under Section 6.01 of the Existing Credit Facility (other than Section 6.01(i)), (v) (other than with respect to the following: Capital Lease

[4]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit D is attached, including Exhibits A, B and C thereto. Unless the context requires otherwise, references herein to the Agent shall be deemed to be references to each of the Agent as defined in such Exhibit B and the Agent as defined in such Exhibit C.

Summary of Additional Conditions Precedent

Obligations, Synthetic Lease Obligations, earn-out obligations incurred prior to the date hereof and indebtedness in an amount not to exceed $5,000,000 incurred to finance acquisition, construction or improvement of any property or assets), (vi), (vii) (other than indebtedness in an amount not to exceed $5,000,000), (viii) (other than indebtedness in an amount not to exceed $5,000,000), (xvi) and (xvii)) and (y) under the Acquisition Agreement, and (d) other indebtedness to be agreed upon.

3. The Lead Arranger shall have received (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and the Company for the 2009, 2010 and 2011 fiscal years (which the Lead Arranger hereby acknowledges having received) and (b) U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and the Company for each subsequent fiscal quarter ended at least 45 days (or 60 days in the case of the fourth fiscal quarter) before the Closing Date (the Lead Arranger hereby acknowledges having received such materials for the first two fiscal quarters of 2012).

4. The Lead Arranger shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to paragraph 3 above, prepared after giving effect to the Transactions (but without being required to give effect to purchase accounting adjustments) as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements); provided, that each such pro forma financial statement shall be prepared by the Borrower consistent with the “Pro Forma Basis” definition in the Existing Credit Facility as modified by the Documentation Principles, and shall, for the avoidance of any doubt, allow for the add-back of cost-savings, operating expense reductions and synergies (whether realized or expected to be realized) arising from the Transactions as set forth in Exhibit B, consistent with the Business Model.

5. The Lead Arranger shall have received a solvency certificate from the chief financial officer of RP HoldCo substantially in form attached hereto as Exhibit E.

6. The Lead Arranger shall (i) have received a customary confidential information memorandum for the Senior Facilities subject to the last sentence of this paragraph 6 and (ii) have had a period of at least 15 consecutive Business Days (as defined in the Acquisition Agreement) prior to the Closing Date to syndicate the Senior Facilities following receipt by it of the financial statements required to be delivered pursuant to Items 3 and 4 above to syndicate the Senior Facilities (the “Marketing Period”); provided that, for purposes of counting the number of consecutive days in such 15 Business Days (as defined in the Acquisition Agreement), any day from and including November 22, 2012 through and including November 25, 2012 shall be excluded (the “Excluded Days”) but the inclusion of such Excluded Days in the Marketing Period shall not otherwise disqualify the Marketing Period from satisfying the requirement that it be a consecutive 15 Business Day (as defined in the Acquisition Agreement) period. The entirety of the Marketing Period must occur after November 27, 2012, but prior to December 21, 2012 or after January 2, 2013. The Marketing Period shall commence on the date the condition in clause (i) of this paragraph has been satisfied; provided, however, that if the Marketing Period is deemed to not have commenced pursuant to clauses (x) and (y) in the first proviso of the definition of Marketing Period in the Acquisition Agreement, the Borrower may upon one Business Day’s

Summary of Additional Conditions Precedent

D-2

(as defined in the Acquisition Agreement) written notice to the Lead Arranger request that the Marketing Period be reset and be deemed to start from the day specified in such notice. Upon delivery of a customary confidential information memorandum for the Senior Facilities, the Borrower may deliver to the Lead Arranger written notice (the “Borrower’s Notice”) to the effect that its believes it has delivered a customary confidential information memorandum in satisfaction of clause (i) of this condition, in which case, a customary confidential information memorandum shall be deemed to have been delivered on the day such Borrower’s Notice was delivered by the Borrower, unless written notice is received by the Borrower describing in reasonable detail the reason or reasons why such confidential information memorandum is not satisfactory within two business days of delivery of the Borrower’s Notice, and in the event no such written notice is received within the specified timeframe, clause (i) of this condition shall be deemed to have been satisfied).

7. The Lead Arranger shall have received, at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering requirements, including, without limitation, the PATRIOT Act, that the Lead Arranger has requested reasonably in advance of such five business day period.

Summary of Additional Conditions Precedent

D-3

EXHIBIT E

SOLVENCY CERTIFICATE

of

RP CROWN HOLDING, LLC

AND ITS SUBSIDIARIES

Pursuant to Section [    ] of the Credit Agreement, dated [                    ], among [credit agreement to be described] (the “Credit Agreement”), the undersigned hereby certifies, solely in [his/her] capacity as the chief financial officer of RP Crown Holding, LLC, and not individually, as follows:

1.	Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

2.	As of the Effective Date and after the consummation of the Transactions to occur on the Effective Date and immediately following the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions on the Effective Date and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of RP Crown Holding, LLC and its subsidiaries, on a consolidated basis, at a fair valuation, will exceed, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of RP Crown Holding, LLC and its subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	RP Crown Holding, LLC and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	RP Crown Holding, LLC and its subsidiaries, on a consolidated basis, do not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability, and any subrogation and/or contribution rights will be considered in determining the amount of such liability.

[Signature Page Follows]

Solvency Certificate

IN WITNESS WHEREOF, the undersigned has executed this Certificate in [his/her] capacity as chief financial officer of RP Crown Holding, LLC, on behalf of RP Crown Holding, LLC, as of the date first stated above.

RP CROWN HOLDING, LLC

By:
Name:
Title:	Chief Financial Officer

Solvency Certificate

EXHIBIT F

CREDIT SUISSE AG Eleven Madison Avenue New York, NY 10010	[JOINT LEAD ARRANGER]	[JOINT LEAD ARRANGER]

[JOINT LEAD ARRANGER]	[JOINT LEAD ARRANGER]	[JOINT LEAD ARRANGER]

[Date]

RP Crown Parent, LLC

c/o New Mountain Partners III, L.P.

787 7th Avenue, 49th Floor

New York, New York 10019

Attention: Alok Singh, Managing Director

Re: Confirmation of Satisfaction of Conditions Precedent

Ladies and Gentleman:

Reference is hereby made to (i) the Agreement and Plan of Merger, dated as of November 1, 2012 (the “Acquisition Agreement”), by and between a company previously identified to us and known to us as “Crown”, a Delaware corporation (the “Company”), RP Crown Parent, LLC, a Delaware limited liability company (“Parent”), and RP Crown Acquisition Sub, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), (ii) that certain first lien credit agreement dated as of the date hereof among RP Crown Holding, LLC, a Delaware limited liability company (“RP Holdco”), Parent, as the borrower (the “Borrower”), the lenders party thereto from time to time and Credit Suisse AG, Cayman Islands Branch, as administrative agent (the “First Lien Credit Agreement”) and (iii) that certain second lien credit agreement dated as of the date hereof among RP Holdco, the Borrower, the lenders party thereto from time to time and Credit Suisse AG, Cayman Islands Branch, as administrative agent (the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, the “Credit Agreements”)5. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement or the Credit Agreements, as applicable.

Based upon the definitive documentation received as of the date hereof, we have received the documents described in those closing conditions set forth in Section [4.01]6 of each of the Credit Agreements that require delivery of specified customary legal documents (including the Intercreditor Agreement and all of the collateral documentation), legal opinions, corporate documents, officers’ certifications (including, to the extent required, as to accuracy of Acquisition Agreement Representations

[5]	At the time of the issuance of this letter it is expected that the Credit Agreements will be in agreed form and delivered and executed in accordance with the terms of the Commitment Letter to which this Exhibit F is attached.
[6]

Section 4.01 of each of the Credit Agreements will contain, subject to the express terms and conditions of the Commitment Letter, the conditions precedents for the initial funding of the Senior Facilities (as defined in the Debt Commitment Letter) under each of the Credit Agreements.

(as defined in the Debt Commitment Letter) and the Specified Representations (as defined in the Debt Commitment Letter) in all material respects) and public officials’ certifications, perfection certificates, lien and judgment searches, insurance reasonably satisfactory to the undersigned as Lead Arranger, pay-off letters and evidence of authority to enter into the definitive documentation required in connection with each of the Credit Agreements, and all such agreements, documents, certificates and opinions satisfy the documentary standards required by such closing conditions. In addition, we can confirm that the conditions precedents pursuant to Section [4.01] of each of the Credit Agreements which are substantially identical to those specified in paragraphs 3, 4, 6 and 7 of Exhibit D of the Debt Commitment Letter have been satisfied. Based on the facts known to us as of the date hereof, we are not currently aware of any reason why any condition precedent set forth in Section [4.01] of either of the Credit Agreements will prevent the obligations of the Lenders to fund on the Closing Date under the applicable Credit Agreement from becoming effective.

We have assumed that (v) each of the documents described in the immediately preceding paragraph will be delivered in the form agreed to on or prior to the date hereof, (w) since the date of the Acquisition Agreement, there shall not have occurred an effect, state of facts, occurrence, condition, event, development or change that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in the Debt Commitment Letter), (x) the full amount of the Equity Contribution (as defined in the Debt Commitment Letter) will be funded as described in the Debt Commitment Letter substantially concurrently with the initial funding under the Credit Agreements, (y) the Existing Notes Redemption and Satisfaction (as defined in the Debt Commitment Letter) will close and all amounts due or outstanding in respect of the Existing Debt (as defined in the Debt Commitment Letter) will be paid in full and all commitments in respect thereof will be terminated, in each case concurrently with the initial funding under the Credit Agreements, and (z) the other Offer Conditions will have been satisfied (without any amendment or waiver thereof, except for the Borrower’s decision, if it elects to do so, to remove or waive the Financing Proceeds Condition).

You acknowledge that this letter is provided in connection with the Borrower’s decision to remove or waive the Financing Proceeds Condition set forth in clause (e) of Annex A the Acquisition Agreement and is neither an expressed nor an implied commitment by Credit Suisse AG, [Joint Lead Arranger], [Joint Lead Arranger], [Joint Lead Arranger], [Joint Lead Arranger] or any of their respective affiliates to act in any capacity with respect to the Financing Commitments or to make any extensions of credit thereunder, which commitment is set forth in the Debt Commitment Letter and in each of the Credit Agreements.

You acknowledge and agree that this letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Neither this letter nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page to this letter by facsimile or other electronic transmission, including, without limitation, by .PDF file, shall be effective as delivery of a manually executed counterpart hereof. This letter may not be amended or modified except by an instrument in writing signed by the Borrower and each of the other parties hereto.

This letter agreement will be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

[Signature Page Follows]

Very truly yours,

CREDIT SUISSE AG

By:
Name:
Title:

[JOINT LEAD ARRANGER]

By:
Name:
Title:

[JOINT LEAD ARRANGER]

By:
Name:
Title:

[JOINT LEAD ARRANGER]

By:
Name:
Title:

[JOINT LEAD ARRANGER]

By:
Name:
Title:

Funding Letter

EXHIBIT F

Accepted and agreed to as of the date first above written:

RP CROWN PARENT, LLC

By:

Name:

Title:

Funding Letter